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As filed with the Securities and Exchange Commission on January 25, 2005

Registration No. 333-121978

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GB&T BANCSHARES, INC.
(Exact name of issuer as specified in its charter)

Georgia (State or other jurisdiction of incorporation or organization)	6712 (Primary Standard Industrial Classification Code Number)	58-2400756 (I.R.S. Employer Identification Number)

GB&T Bancshares, Inc.
500 Jesse Jewell Parkway, S.E.
Gainesville, Georgia 30501
(770) 532-1212
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)	Richard A. Hunt 500 Jesse Jewell Parkway, S.E. Gainesville, Georgia 30501 (770) 532-1212 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Thomas O. Powell Troutman Sanders LLP 600 Peachtree Street, N.E., Suite 5200 Atlanta, Georgia 30308-2216 (404) 885-3294	Samuel L. Oliver Hulsey, Oliver & Mahar, LLP 200 E.E. Butler Pkwy., P.O. Box 1457 Gainesville, Georgia 30503 (770) 532-6312	Kathryn L. Knudson Powell Goldstein, LLP One Atlantic Center, Fourteenth Floor 1201 W. Peachtree Street, N.W. Atlanta, Georgia 30309 (404) 572-6952

        Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

        If this form is filed to register additional securities of an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

PROPOSED MERGER OF
GB&T BANCSHARES, INC.
AND FNBG BANCSHARES, INC.

        The boards of directors of GB&T Bancshares, Inc. and FNBG Bancshares, Inc. have unanimously agreed on a transaction that will result in the merger of FNBG with GB&T. FNBG shareholders are being asked to approve the merger at a special meeting of shareholders to be held on February 28, 2005. GB&T shareholders are not required to approve the merger under Georgia law.

        If the merger is consummated, FNBG shareholders will receive, for each share of FNBG common stock they own immediately prior to the merger, at their election, either 1.38 shares of GB&T common stock or cash in the amount of $30.00, or a combination of both, by completing the election form/letter of transmittal that will be delivered to FNBG shareholders after the merger is completed. If you do not select a preference, you will receive all GB&T common stock and no cash (except for fractional shares, as explained in this proxy statement/prospectus). Even if you select a preference, the amount of GB&T common stock or cash to be received by you is subject to allocation and pro-rata adjustments to the extent required to ensure that no more than $8,753,760 (approximately 30%) of the total merger consideration paid by GB&T is paid in cash. Based upon a maximum of 777,895 shares of FNBG common stock expected to be outstanding as of the effective time of the merger, GB&T expects to issue up to 1,073,496 shares of its common stock in connection with the merger, or approximately 8.4% of the GB&T common stock that will be outstanding after the merger, assuming all FNBG shareholders elect to receive GB&T common stock. GB&T common stock is traded on the Nasdaq National Market under the symbol "GBTB." On September 30, 2004, the business day immediately before the announcement of the merger, the closing price of GB&T common stock was $22.06, and on January 24, 2005, the closing price of GB&T common stock was $23.25. FNBG shareholders, to the extent they receive shares of GB&T common stock in connection with the merger, will not recognize a gain or a loss for federal income tax purposes.

        This proxy statement/prospectus contains information regarding the merger agreement, the proposed merger, and the two companies. We encourage you to read this entire document carefully, including the discussion under the heading "Risk Factors Relating to the Merger" beginning on page 14.

        If the merger is completed, FNBG shareholders who dissent with respect to the merger will be entitled to be paid the "fair value" of their shares in cash if they follow certain statutory provisions of Article 13 of the Georgia Business Corporation Code regarding the rights of dissenting shareholders, all as more fully explained under the heading "Details of the Proposed Merger—Rights of Dissenting Shareholders" (page 34) and in Appendix B to this proxy statement/prospectus.

        Consummation of the merger requires that the shareholders of FNBG approve the merger agreement. FNBG has scheduled a special meeting of its shareholders to vote on the merger. Whether or not you plan to attend the special meeting of shareholders of FNBG, please take the time to complete and return your respective enclosed proxy card. If you do not return your proxy card, the effect will be a vote against the matter discussed above. If you sign, date, and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the matter discussed above. If your shares are held by a broker in "street name," and you wish to vote your shares, you must instruct your broker regarding the manner in which you wish to vote.

        After careful consideration, the board of directors of FNBG has determined that the merger is in the best interests of FNBG shareholders and unanimously recommends voting FOR the merger. The FNBG board of directors strongly supports this strategic combination between GB&T and FNBG and appreciates your prompt attention to this important matter.

John Mansour, Chairman, Board of Directors FNBG Bancshares, Inc.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense. Shares of the common stock of GB&T are equity securities and are not savings accounts or deposits. An investment in shares of GB&T common stock is not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this proxy statement/prospectus is January 25, 2005, and it is expected to be first mailed to shareholders of FNBG on or about January 27, 2005.

        This proxy statement/prospectus incorporates important business and financial information about GB&T that is not included in or delivered with this document. This business and financial information is available without charge to you upon written or oral request. You can obtain documents incorporated by reference in this document, other than certain exhibits to those documents, by requesting them in writing or by telephone from GB&T at the following address:

GB&T Bancshares, Inc.
500 Jesse Jewell Parkway
Gainesville, Georgia 30501
Telephone number (770) 532-1212

        To obtain delivery of such business and financial information before the special meeting, you must request the information no later than February 21, 2005.

        Please see "Where You Can Find More Information" and "Incorporation of Certain Documents By Reference" on pages 42 and 43 for more information.

FNBG BANCSHARES, INC.
2734 Meadow Church Road
Duluth, Georgia 30097

Notice of Special Meeting of Shareholders
To Be Held On February 28, 2005

        A special meeting of shareholders of FNBG Bancshares, Inc. will be held on February 28, 2005, at 4:00 p.m., local time, at FNBG's main office located at 2734 Meadow Church Road, Duluth, Georgia, for the following purposes:

  (1)
  to consider and vote on an Agreement and Plan of Reorganization dated as of October 1, 2004, under which FNBG will merge with GB&T Bancshares, Inc., a multi-bank holding company based in Gainesville, Georgia, as more particularly described in the enclosed proxy statement/prospectus; and

  (2)
  to transact such other business as may properly come before the special meeting or any postponements or adjournments of the special meeting.

        Only shareholders of record of FNBG common stock at the close of business on January 21, 2005 will be entitled to vote at the special meeting or any adjournments thereof. The approval of the merger agreement requires the approval of the holders of at least a majority of the FNBG common stock entitled to vote at the special meeting.

        A proxy statement/prospectus and form of proxy card are enclosed. To assure representation at the special meeting, you are requested to sign, date, and return the proxy card promptly in the enclosed, stamped envelope. You may revoke a previously submitted proxy by notifying Terry C. Evans in writing or by submitting an executed, later-dated proxy prior to the special meeting to FNBG Bancshares, Inc., 2734 Meadow Church Road, Duluth, Georgia 30097. You may also revoke your proxy by attending the special meeting and requesting the right to vote in person. If you properly sign and return the proxy card and do not revoke it, your proxy will be voted at the special meeting in the manner that you have specified.

By Order of the Board of Directors,
January 25, 2005 Duluth, Georgia
Martha E. Brown, Secretary

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MERGER	2
SUMMARY OF TERMS OF THE MERGER	4
The Companies	4
Results of the Merger	5
Markets for Capital Stock	5
Listing of GB&T Common Stock	6
Shareholders who Exchange their Shares for Cash May Recognize a Gain or Loss for Federal Income Tax Purposes	6
Dividends	7
There are Some Differences in Shareholders' Rights between FNBG and GB&T	7
Rights of Dissenting Shareholders	7
Interests of Directors and Officers of FNBG in the Merger	7
The Reasons Management Supports the Merger	8
Shareholders' Meeting	8
Record Date	8
Vote Required	8
Conditions, Termination, and Effective Date	9
Accounting Treatment	9
Recent Developments of GB&T	9
SUMMARY CONSOLIDATED FINANCIAL INFORMATION OF GB&T BANCSHARES, INC.	10
RISK FACTORS RELATING TO THE MERGER	14
A WARNING ABOUT FORWARD-LOOKING STATEMENTS	18
DETAILS OF THE PROPOSED MERGER	19
Background of and Reasons for the Merger	19
Opinion of FNBG's Financial Advisor	21
The Merger Agreement	25
Required Shareholder Approval	27
The Special Meeting and Revocability of Proxies	27
Expenses	28
Conduct of Business of FNBG Pending Closing	28
Interest of Management in the Transaction	29
Comparison of the Rights of FNBG and GB&T Shareholders	29
Dividends	33
Accounting Treatment	33
Resales of GB&T Stock by Directors and Officers of FNBG	33
Regulatory Approvals	33
Rights of Dissenting Shareholders	34
Material Federal Income Tax Consequences of the Merger and Opinion of Tax Counsel	36
INFORMATION ABOUT GB&T	37
General	37
Available Information	37
Recent Developments	38
Description of Securities	38
INFORMATION ABOUT FNBG BANCSHARES, INC.	38
Market for FNBG Common Stock	39
Dividends	39
Beneficial Ownership of Securities	40
INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON	41
GB&T	41
FNBG	41
SUPERVISION AND REGULATION	42
LEGAL MATTERS	42
EXPERTS	42
OTHER MATTERS	42
WHERE YOU CAN FIND MORE INFORMATION	42
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	43
Appendix A	Agreement and Plan of Reorganization	A-1
Appendix B	Georgia Dissenters' Rights Statute	B-1

QUESTIONS AND ANSWERS ABOUT THE MERGER

 Q:    What should I do now?

 A:    Just indicate on your proxy card how you want to vote and sign and mail it in the enclosed envelope as soon as possible so that your shares will be represented at the meeting. If you sign and send in a proxy card but do not indicate how you want to vote, your proxy will be voted in favor of the proposal to approve and adopt the merger agreement. A special shareholders' meeting will be held to vote upon the proposals.

        The special shareholders' meeting of FNBG at which the merger agreement will be voted on will take place at 4:00 p.m., local time, on February 28, 2005, at FNBG's main office located at 2734 Meadow Church Road, Duluth, Georgia.

        You may attend the special meeting and elect to vote your shares in person rather than voting by proxy. In addition, you may revoke your proxy up to and including the day of the meeting by notifying, in writing, or by submitting an executed later-dated proxy to, the President of FNBG prior to the meeting at the following address:

  Terry C. Evans, President
  FNBG Bancshares, Inc.
  2734 Meadow Church Road
  Duluth, Georgia 30097

 Q:    What am I being asked to approve?

 A:    You are being asked to approve the Agreement and Plan of Reorganization by and between FNBG and GB&T, by which FNBG will be merged with GB&T. Approval of the merger agreement requires the affirmative vote of at least a majority of the outstanding shares of FNBG common stock.

The FNBG board of directors has unanimously approved and adopted the Agreement and Plan of Reorganization and recommends voting FOR approval of this merger.

 Q:    What will I receive in the merger?

 A:    FNBG shareholders will receive, for each share of FNBG common stock they own immediately prior to the merger, at their election, either 1.38 shares of GB&T common stock or cash in the amount of $30.00, or a combination of both, subject to allocation and pro-rata adjustments to the extent required to ensure that no more than $8,753,760 (approximately 30%) of the total merger consideration is paid in cash. GB&T will not issue fractional shares in the merger. Instead, FNBG shareholders will receive a cash payment, without interest, for the value of any fraction of a share of GB&T common stock that they would otherwise be entitled to receive based upon a per share value of $21.74 for GB&T common stock. For example: if you own 105 shares of FNBG common stock, in the merger you would receive, at your election, either:

  •
  144 shares of GB&T common stock and a check for $19.57 (0.90 × $21.74); or

  •
  a check for $3,150; or

  •
  a combination of cash or GB&T common stock, subject to allocation and adjustment as set forth above.

 Q:    How can I elect stock, cash or both?

 A:    Promptly after the merger is completed, you will receive an election form on which you will indicate whether you prefer to receive cash, stock or a combination of both. If you do not select a preference, you will receive your entire merger consideration in GB&T common stock. The amount of GB&T common stock and cash to be received by you is subject to allocation and pro-rata adjustments to the extent required to ensure that not more than $8,753,760 (approximately 30%) of the total merger consideration paid by GB&T is paid in cash. The FNBG board of directors makes no recommendation as to whether you should choose GB&T common stock or cash or a combination of both for your shares of FNBG common stock. You should consult with your own financial advisor on this decision.

 Q:    If my shares are held in "street name" by my broker, will my broker vote my shares for me?

 A:    Your broker will vote your shares of common stock only if you provide instructions on how to vote. Following the directions your broker provides, you should instruct your broker how to vote your shares. If you do not provide instructions to your broker, your shares will not be voted, and this will have the effect of a vote against the merger or against the stock issuance.

 Q:    Should I send in my stock certificates now?

 A:    No. After the merger is completed, we will send written instructions to you regarding how to exchange your FNBG common stock certificates for GB&T common stock certificates.

 Q:    What happens to unvested options previously granted with respect to the change of control?

 A:    The board of directors expects to modify the existing Stock Option Plan to permit immediate vesting upon the change of control.

 Q:    When is the merger expected to be completed?

 A:    We plan to complete the merger during the first quarter of 2005.

 Q:    Whom should I call with questions about the merger?

 A:    FNBG shareholders should call Martha Brown, Chief Financial Officer, or Terry Evans, President, at (770) 476-7777.

SUMMARY OF TERMS OF THE MERGER

        This summary highlights selected information from this proxy statement/prospectus regarding the proposed merger. This summary may not contain all of the information that is important to you as you consider the proposed merger and related matters. For a more complete description of the terms of the proposed merger, you should carefully read this entire proxy statement/prospectus and the related documents to which it refers. The Agreement and Plan of Reorganization, which is the legal document that governs the proposed merger, is incorporated by reference into this document, and is attached as Appendix A.

        In addition, the sections entitled "Where You Can Find More Information," and "Incorporation of Certain Documents by Reference," on pages 42 and 43, contain references to additional sources of information about GB&T and FNBG.

•
The Companies (see pages 37-40)

  GB&T Bancshares, Inc.
  500 Jesse Jewell Parkway, S.E.
  Gainesville, Georgia 30501
  (770) 532-1212

  GB&T is a multi-bank holding company based in Gainesville, Georgia. All of its business activities are conducted through the 24 branches of its five wholly-owned bank subsidiaries, Gainesville Bank & Trust, United Bank & Trust, Community Trust Bank, HomeTown Bank of Villa Rica and First National Bank of the South. In August of 2004, GB&T completed the acquisitions of Southern Heritage Bank, based in Oakwood, Georgia, and Lumpkin County Bank, based in Dahlonega, Georgia, by merging the two banks into Gainesville Bank & Trust. In addition, GB&T opened Bank of Athens as a division of Gainesville Bank & Trust in October of 2004. GB&T also operates a wholly-owned consumer finance company, Community Loan Company.

  Through its subsidiary banks, GB&T offers a wide range of lending services, including real estate, consumer and commercial loans, to individuals, small businesses and other organizations that are located in, or conduct a substantial portion of their business in, GB&T's market areas. GB&T complements its lending operations with an array of retail deposit products and fee-based services to support its clients including checking accounts, money market accounts, savings accounts and certificates of deposit. GB&T also offers a variety of other traditional banking services to its customers, including drive-up and night depository facilities, 24-hour automated teller machines, internet banking, telephone banking and limited trust services. Community Loan Company typically makes loans of less than $3,000 to individuals, which loans are primarily secured by personal property.

  At December 31, 2003, GB&T had total consolidated assets of approximately $944 million, total consolidated deposits of approximately $729 million, total consolidated loans of approximately $710 million, and total consolidated shareholders' equity of approximately $97 million. GB&T had net income for the year ended December 31, 2003 of $7.7 million, or $1.03 per diluted share, compared to $6.5 million, or $1.06 per diluted share, for the year ended December 31, 2002. At September 30, 2004, GB&T had total consolidated assets of approximately $1.2 billion, total consolidated deposits of approximately $941 million, total consolidated net loans of approximately $893 million, and total consolidated shareholders' equity of approximately $136 million. GB&T had net income for the nine months ended September 30, 2004 of $6.9 million, or $0.77 per diluted share, compared to $4.9 million, or $0.69 per diluted share for the nine months ended September 30, 2003.

  FNBG Bancshares, Inc.
  2734 Meadow Church Road
  Duluth, Georgia 30097
  (770) 476-7777

  FNBG is a bank holding company based in Duluth, Georgia. All of FNBG's activities are conducted through its wholly-owned subsidiary, First National Bank of Gwinnett, a full-service commercial bank with its main office at 2734 Meadow Church Road, Duluth, Georgia. The bank offers a full range of deposit services that are typically available from financial institutions. The bank offers personal and business checking accounts, interest-bearing checking accounts, savings accounts, money market deposit accounts and various types of certificates of deposit. The bank also offers installment loans, real estate loans, second mortgage loans, commercial loans and home equity lines of credit. In addition, the bank provides such services as official bank checks and money orders, credit cards, safe deposit boxes, traveler's checks, bank by mail, direct deposit of payroll and social security checks, and U.S. Savings Bonds. The bank's customers reside mainly in Gwinnett County. No trust services are offered.

  As of September 30, 2004 FNBG had total consolidated assets of approximately $116 million, total consolidated deposits of approximately $100 million, total consolidated loans of $95 million, and consolidated shareholders' equity of approximately $8.4 million. FNBG had net income for the nine months ended September 30, 2004 of $514,803, or $0.63 per diluted share.

•
Results of the Merger (see page 25)

  If the merger is approved, FNBG will be merged with GB&T, GB&T will continue as a bank holding company and FNBG will cease to exist. First National Bank of Gwinnett will continue to operate as a wholly-owned subsidiary of GB&T. As a result of the merger, FNBG shareholders will receive for each share of FNBG common stock owned immediately prior to the merger, at their election:

  •
  1.38 shares of GB&T common stock;

  •
  cash in the amount of $30.00; or

  •
  a combination of both, subject to allocation and pro-rata adjustments to the extent required to ensure that no more than $8,753,760 (approximately 30%) of the total merger consideration is paid in cash by GB&T. FNBG shareholders will also receive a cash payment for any fractional shares in an amount equal to the fraction multiplied by $21.74.

•
Markets for Capital Stock

  GB&T's common stock is quoted on the Nasdaq National Market under the symbol "GBTB." The following table sets forth, for the indicated periods, the high and low closing prices for our common stock as reported by the Nasdaq National Market and the cash dividends declared per share of our common stock for the indicated periods. The stock prices and dividend information presented below have been adjusted to give effect to the five-for-four stock split effected in the form of a stock dividend on June 18, 2004.

	High	Low	Dividends declared per share
2002
First Quarter	$12.80	$11.40	$0.064
Second Quarter	14.60	12.40	0.068
Third Quarter	14.00	12.45	0.068
Fourth Quarter	15.09	13.30	0.068
2003
First Quarter	$15.49	$14.22	$0.068
Second Quarter	20.00	15.18	0.072
Third Quarter	20.31	17.44	0.072
Fourth Quarter	19.58	17.80	0.072
2004
First Quarter	$22.52	$17.28	$0.072
Second Quarter	25.00	20.73	0.076
Third Quarter	23.73	19.25	0.076
Fourth Quarter	25.96	21.77	0.076

  FNBG common stock is not listed for quotation on any stock exchange. There is no active market for shares of FNBG common stock, although management of FNBG is from time to time made aware of transactions in its common stock. The range of prices per share of common stock involved in such transactions during 2003 and the first three quarters of 2004 was between $12.50 and $13.00. Management of FNBG is not aware of any transfers of the shares of its common stock since September 30, 2004.

  As of September 30, 2004, the business day immediately prior to the public announcement of the merger, the closing price of GB&T's common stock was $22.06 per share. The closing price of GB&T's common stock as of January 24, 2005, the date before the printing of this proxy statement/prospectus, was $23.25 per share, making the value of 1.38 shares of GB&T common stock equal to $32.09. Because the market price of GB&T common stock fluctuates, you will not know when you vote what the shares will be worth when issued in the merger. Further, you will not know when you vote whether other FNBG shareholders have chosen to receive cash or stock, or a combination of both, for their FNBG shares or the result of the allocation and adjustment on your choice.

•
Listing of GB&T Common Stock

  GB&T will list the shares of its common stock to be issued in the merger on the Nasdaq National Market.

•
Shareholders who Exchange their Shares for Cash May Recognize a Gain or Loss for Federal Income Tax Purposes (see page 36)

  FNBG has received an opinion from Hulsey, Oliver & Mahar, LLP stating that, assuming the merger is completed as currently anticipated in accordance with the Agreement and Plan of Reorganization dated October 1, 2004, neither FNBG nor its shareholders, to the extent that they receive shares of GB&T common stock in connection with the merger, will recognize any gain or loss for federal income tax purposes. Neither GB&T nor FNBG has requested a ruling to that effect from the Internal Revenue Service. Any cash a FNBG shareholder receives as all or part of his or her merger consideration, as payment for any fractional interests or as payment after exercising his or her right to dissent will be treated as amounts distributed in redemption of his or her FNBG common stock, and that amount will be taxable under the Internal Revenue Code as either ordinary income or capital gain or loss, depending upon the shareholder's particular circumstances. Tax matters are complicated, and the tax consequences of the merger may vary among shareholders. We urge you to contact your own tax advisor to fully understand how the merger will affect you.

•
Dividends (see page 33)

  GB&T paid aggregate cash dividends of $0.29 per share in 2003, $0.27 per share in 2002, $0.23 per share in 2001, $0.19 per share in 2000 and $0.16 per share in 1999. GB&T paid dividends of $0.072 on January 31, 2004 and $0.076 per share on each of April 29, 2004, July 27, 2004 and October 28, 2004. On May 17, 2004, GB&T announced a five-for-four stock split in the form of a stock dividend payable on June 18, 2004 to GB&T shareholders of record as of June 1, 2004, and all stock price, dividend and per-share information in this proxy statement/prospectus has been adjusted to give effect to that split. Although GB&T intends to continue paying cash dividends following the merger, GB&T cannot guarantee that it will be able to make dividend payments in the future. The amount and frequency of any cash dividends will be determined by GB&T's board of directors after consideration of earnings, capital requirements, and the financial condition of GB&T. Additionally, GB&T's ability to pay cash dividends will depend on cash dividends paid to it by its subsidiary banks. The ability of those subsidiaries to pay dividends to GB&T is restricted by certain regulatory requirements.

  FNBG has never paid any dividends and does not anticipate doing so in the near future.

•
There are Some Differences in Shareholders' Rights between FNBG and GB&T (see page 29)

  If you own shares of FNBG common stock, your rights as a shareholder will no longer be governed by FNBG's articles of incorporation and bylaws following the merger. Instead, you will automatically become a GB&T shareholder, to the extent you receive GB&T common stock, and your rights as a GB&T shareholder will be governed by GB&T's articles of incorporation and bylaws. Your rights as a FNBG shareholder and your rights as a GB&T shareholder are different in certain ways. Please see the comparison of shareholder rights on page 29 for a more complete description of the differences in the rights of shareholders of GB&T and FNBG.

•
Rights of Dissenting Shareholders (see page 34)

  If you are a holder of FNBG common stock, you are entitled to dissent from the merger and to demand payment of the "fair value" of your FNBG common stock in cash if you follow certain statutory provisions regarding the rights of dissenting shareholders under Article 13 of the Georgia Business Corporation Code, or the "GBCC".

•
Interests of Directors and Officers of FNBG in the Merger (see page 41)

  Some of the directors and officers of FNBG have interests in the merger in addition to their interests as shareholders generally, including the following:

  •
  Immediately prior to closing the merger, FNBG will pay Emory Paul Jones, FNBG's Executive Vice President of Lending, a lump-sum change of control payment of $50,000.

  •
  Immediately prior to closing the merger, FNBG will pay Martha E. Brown, FNBG's Secretary, a lump-sum change of control payment in an amount equal to her accrued bonus, and, following the merger, Ms. Brown will receive an amount equal to her base salary, payable in 12 equal monthly installments.

  •
  In connection with the Agreement, GB&T has agreed to employ Terry C. Evans, current President and Chief Executive Officer of FNBG, and Emory Paul Jones, current Executive Vice President of Lending of FNBG, as President and Executive Vice President of Lending, respectively, of First National Bank of Gwinnett.

  •
  FNBG intends to revise the terms of certain unvested but outstanding options to purchase common stock granted to E. Paul Jones, Martha E. Brown and Heidi Cochran, all officers of FNBG, such that those options will become immediately vested and exercisable upon the change in control effected by the merger.

  •
  In connection with the merger agreement, GB&T has agreed to provide generally to officers and employees of FNBG who continue employment with GB&T or its subsidiaries employee benefits under employee benefit plans, on terms and conditions substantially similar to those currently provided to similarly situated GB&T officers and employees.

  •
  After the merger, GB&T will use its reasonable best efforts to elect John E. Mansour to the GB&T board of directors.

  •
  Following the merger, GB&T will generally indemnify the present directors and officers of FNBG, subject to FNBG obtaining "tail" liability insurance coverage for such directors and officers and subject to certain exceptions.

•
The Reasons Management Supports the Merger (see page 19)

  The board of directors of FNBG supports the merger and believes that it is in the best interests of the company and its shareholders. The board of directors of FNBG believes the merger will permit FNBG shareholders to have an equity interest in a resulting financial institution that has greater financial resources and a larger shareholder base, which may increase liquidity and marketability of the combined entity's capital stock. The board also believes that the terms of the merger are fair and equitable. In addition, the board of directors believes that, following the merger, the size of the combined organization, which would have had approximately $1.3 billion in consolidated assets as of September 30, 2004, is sufficiently large enough to take advantage over time of certain economies of scale, but is still small enough to maintain the competitive advantages of community-oriented banks. After the merger, the combined entity's subsidiary banks will operate branches in Hall, Polk, Paulding, Cobb, Carroll, Baldwin, Bartow, Putnam, Clarke, Gwinnett and Lumpkin Counties, Georgia. GB&T's and FNBG's products and markets generally are complementary, and the combination should place the combined entity in a better position to take advantage of those markets. Also, the board of directors of GB&T believes that FNBG provides GB&T with an expansion opportunity into Gwinnett County, an attractive new market area.

•
Shareholders' Meeting (see page 27)

  The special meeting of shareholders of FNBG will be held on February 28, 2005, at 4:00 p.m. local time, at FNBG's main office located at 2734 Meadow Church Road, Duluth, Georgia, for the purpose of voting on approval of the merger agreement.

•
Record Date

  You are entitled to vote at the special shareholders' meeting if you owned shares of FNBG common stock on January 21, 2005.

•
Vote Required (see page 27)

  Approval by holders of at least a majority of FNBG common stock outstanding on January 21, 2005 is required to approve the merger agreement.

  As of the record date, 777,895 shares of FNBG common stock were issued and outstanding. As of the record date 134,695 shares, or 17.3%, of FNBG common stock were held by its directors, executive officers, and their affiliates, all of which are entitled to vote on the merger. All of the directors of FNBG have agreed to vote their shares in favor of the merger.

•
Conditions, Termination, and Effective Date (see page 25)

  The merger will not occur unless certain conditions are met, and either GB&T or FNBG can terminate the merger agreement if specified events occur or fail to occur. The merger must be approved by FNBG shareholders, the Board of Governors of the Federal Reserve System, and the Department of Banking and Finance of the State of Georgia, or the "DBF". As both regulatory approvals have been received, the closing of the merger will occur after the merger agreement is approved by FNBG shareholders and the articles of merger are filed.

•
Accounting Treatment (see page 33)

  The merger will be accounted for as a purchase for financial reporting purposes.

•
Recent Developments of GB&T (see page 38)

  GB&T recently completed a public offering of 1,651,680 shares of its common stock at a price of $23.00 per share. Keefe, Bruyette & Woods, Inc. served as the sole underwriter of the offering.

  Net proceeds to GB&T, after deducting the underwriting discount and estimated offering expenses, were approximately $35.4 million. GB&T intends to use the net proceeds of the offering for general corporate purposes, which may include, among other things, working capital needs, investments in its subsidiary banks to support their growth, and the potential purchase of land and the construction of a new building for Bank of Athens, a division of Gainesville Bank & Trust.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION OF GB&T BANCSHARES, INC.

        Our summary consolidated financial data is presented below as of and for the nine months ended September 30, 2003 and 2004 and as of and for the years ended December 31, 1999 through 2003. Certain summary financial data presented below as of December 31, 1999, 2000, 2001, 2002 and 2003 and for each of the years in the three-year period ended December 31, 2003, are derived from our consolidated financial statements. Our consolidated financial statements were audited by Mauldin & Jenkins, LLC, independent certified public accountants, with respect to the years ended December 31, 1999 through 2003. Our summary consolidated financial data as of and for the nine months ended September 30, 2004 and 2003 have not been audited but, in the opinion of our management, contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly our financial position and results of operations for such periods in accordance with generally accepted accounting principles. Our results for the nine months ended September 30, 2004 are not necessarily indicative of our results of operations that may be expected for the year ended December 31, 2004. This table is a summary and should be read in conjunction with the consolidated financials statements and related notes contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, both of which are incorporated in this prospectus by reference. The per-share financial data presented below has been adjusted to give effect to the five-for-four stock split effected in the form of a stock dividend on June 18, 2004.

(Dollars in thousands, except per share amounts)

	As of and for the Nine Months Ended September 30,		As of and for the Year Ended December 31,
	2004	2003	2003	2002	2001	2000	1999
	(Dollars in thousands, except per share amounts)
Summary Balance Sheet Data:
Total loans	$904,407	$685,098	$709,958	$542,834	$418,656	$384,691	$324,355
Allowance for loan losses	11,262	9,079	8,726	7,538	5,522	5,099	4,233
Net loans(1)	893,145	676,019	701,232	535,296	413,134	379,592	320,122
Earning assets(2)	1,085,902	820,620	850,505	678,315	507,156	474,997	410,259
Assets	1,215,373	919,228	944,278	742,232	547,845	512,496	439,697
Deposits	940,867	712,289	728,629	580,248	426,758	401,302	345,252
Subordinated debt	29,898	15,000	15,464	15,000	0	0	0
Shareholders' equity(3)	136,440	95,172	96,843	60,353	44,369	40,543	36,281
Summary Income Statement:
Net interest income	$28,606	$22,203	$31,504	$24,059	$21,456	$20,997	$18,624
Provision for loan losses	941	1,251	1,406	845	1,306	1,149	1,896
Net interest income after provision for loan losses	27,665	20,952	30,098	23,214	20,150	19,848	16,728
Other income	8,540	7,268	9,928	8,062	6,329	4,362	3,712
Other expense	26,279	21,411	29,693	21,748	21,158	17,831	15,703
Income tax expense	3,063	1,887	2,608	3,019	1,745	2,082	1,405
Net income	6,863	4,922	7,725	6,509	3,576	4,297	3,332
Per Common Share:
Net income—basic	$0.78	$0.71	$1.06	$1.08	$0.61	$0.74	$0.58
Net income—diluted	0.77	0.69	1.03	1.06	0.59	0.72	0.55
Cash dividends declared	0.224	0.212	0.29	0.27	0.23	0.19	0.16
Book value	13.57	11.21	11.40	9.01	7.49	6.97	6.26
Tangible book value	8.11	7.58	7.51	7.59	7.39	6.86	6.14

Average Balances:
Total loans	$766,511	$577,171	$608,131	$446,518	$397,496	$356,051	282,277
Earning assets(2)	926,745	704,567	740,818	544,672	494,198	442,278	357,713
Intangible assets	37,740	11,797	17,331	632	598	663	547
Assets	1,027,812	767,600	813,134	587,330	531,086	475,337	384,258
Deposits	795,863	605,936	637,688	456,769	419,329	367,772	316,776
Shareholders' equity	106,633	66,043	73,144	47,443	41,930	37,051	35,064
Other Data:
Number of:
Common shares outstanding	10,052	8,490	8,493	6,696	5,924	5,814	5,796
Basic average shares outstanding	8,855	6,915	7,313	6,016	5,845	5,800	5,741
Diluted average shares outstanding	8,888	7,146	7,469	6,125	6,020	5,989	6,001
Performance Ratios:
Return on average assets(4)	0.89%	0.86%	0.95%	1.11%	0.67%	0.90%	0.87%
Return on average equity(4)	8.60	9.96	10.56	13.72	8.53	11.60	9.50
Return on average tangible assets(4)	0.93	0.87	0.97	1.11	0.67	0.91	0.87
Return on average tangible equity(4)	13.31	12.13	13.84	13.90	8.65	11.81	9.65
Average loans to average deposits	96.31	95.25	95.36	97.76	94.79	96.81	89.11
Asset Quality Ratios:
Nonperforming loans to net loans(1)(5)	0.67%	0.83%	0.55%	1.37%	0.16%	0.63%	0.47%
Nonperforming assets to total assets(6)	0.60	0.75	0.60	1.11	0.40	0.51	0.41
Net charge-offs to average total loans(4)	0.08	0.13	0.18	0.15	0.22	0.08	0.29
Allowance for loan losses to total nonperforming loans	187.23	162.15	227.12	102.98	825.41	214.69	283.14
Allowance for loan losses to total loans	1.25	1.33	1.23	1.39	1.32	1.33	1.31
Capital Ratios:
Average equity to average assets	10.37%	8.60%	9.00%	8.08%	7.90%	7.79%	9.13%
Average tangible equity to average tangible assets	6.96	7.18	7.01	7.98	7.79	7.67	9.00
Tangible equity to tangible assets	7.03	7.24	7.00	6.94	8.00	7.80	8.11
Leverage ratio	10.30	9.69	8.63	10.22	7.87	7.99	8.54
Tier I risk-based capital ratio	11.76	11.08	10.62	11.26	9.93	9.78	11.04
Total risk-based capital ratio	12.95	12.34	11.80	12.51	11.19	11.00	12.20

(1)
Net loans include the outstanding principal balances of loans less unearned income, net deferred fees and the allowance for loan losses.

(2)
Earning assets include interest-bearing deposits in banks, federal funds sold, securities available for sale, restricted equity securities, loans net of unearned income, less unrealized gains (losses) on securities and nonperforming loans.

(3)
The increase in shareholders' equity for the years ended December 31, 2003 and 2002 related to business combinations was 53% and 22%, respectively. Net income less dividends declared represented 9% and 10% of the total increase for the same periods, respectively.

(4)
Annualized for the nine-month periods ended September 30, 2004 and 2003.

(5)
Nonperforming loans include nonaccrual loans and loans past due 90 days or more and still accruing interest.

(6)
Nonperforming assets include nonperforming loans and other real estate owned.

GAAP Reconciliation and Management Explanation for Non-GAAP Financial Measures

        Certain financial information included in our summary consolidated financial data is determined by methods other than in accordance with GAAP. These non-GAAP financial measures are "tangible book value per share", "tangible equity to tangible assets," "return on average tangible equity," "return on average tangible assets," "average tangible equity to average tangible assets" and "earning assets." Our management uses these non-GAAP measures in its analysis of our performance.

  •
  "Tangible book value per share" is defined as total equity reduced by recorded intangible assets divided by total common shares outstanding. This measure is important to investors interested in changes from period to period in book value per share exclusive of changes in intangible assets. Goodwill, an intangible asset that is recorded in a purchase business combination, has the effect of increasing total book value while not increasing the tangible assets of the company. For companies such as ours that have engaged in multiple business combinations, purchase accounting can result in the recording of significant amounts of goodwill related to such transactions.

  •
  "Tangible equity to tangible assets" is defined as total equity reduced by recorded intangible assets divided by total assets reduced by recorded intangible assets. This measure is important to investors interested in the equity to assets ratio exclusive of the effect of changes in intangible assets on equity and total assets.

  •
  "Return on average tangible equity" is defined as annualized earnings for the period divided by average equity reduced by average goodwill and other intangible assets. "Return on average tangible assets" is defined as annualized earnings for the period divided by average assets reduced by average goodwill and other intangible assets. We believe these measures are important when measuring the company's performance exclusive of the effects of goodwill and other intangibles recorded in recent acquisitions, and these measures are used by many investors as part of their analysis of the company's performance.

  •
  "Average tangible equity to average tangible assets" is defined as average total equity reduced by recorded average intangible assets divided by average total assets reduced by recorded average intangible assets. This measure is important to many investors that are interested in the equity to asset ratio exclusive of the effect of changes in average intangible assets on average equity and average total assets.

  •
  "Earning assets" is defined as total assets plus the allowance for loan losses less cash and due from banks, premises and equipment, goodwill and intangible assets, other assets, unrealized gains (losses) on securities and nonperforming loans. This measure is important to many investors because for financial institutions, their net interest income is directly related to their level of earning assets.

These disclosures should not be viewed as a substitute for results determined in accordance with GAAP, and are not necessarily comparable to non-GAAP performance measures which may be presented by other companies. The following reconciliation table provides a more detailed analysis of these non-GAAP performance measures.

	Nine Months Ended September 30,		Year Ended December 31,
	2004	2003	2003	2002	2001	2000	1999
	(In thousands, except percentages and per share amounts)
Book value per common share	$13.57	$11.21	$11.40	$9.01	$7.49	$6.97	$6.26
Effect of intangible assets per share	(5.46)	(3.63)	(3.89)	(1.42)	(0.10)	(0.11)	(0.12)

Tangible book value per common share	$8.11	$7.58	$7.51	$7.59	$7.39	$6.86	$6.14

Equity to assets	11.23%	10.35%	10.26%	8,13%	8.10%	7.91%	8.25%
Effect of intangible assets	(4.20)	(3.11)	(3.26)	(1.19)	(0.10)	(0.11)	(0.14)

Tangible equity to tangible assets	7.03%	7.24%	7.00%	6.94%	8.00%	7.80%	8.11%

Return on average assets	0.89%	0.86%	0.95%	1.11%	0.67%	0.90%	0.87%
Effect of intangible assets	0.04	0.01	0.02	0	0	0.01	0

Return on average tangible assets	0.93%	0.87%	0.97%	1.11%	0.67%	0.91%	0.87%

Return on average equity	8.60%	9.96%	10.56%	13.72%	8.53%	11.60%	9.50%
Effect of intangible assets	4.71	2.17	3.28	0.18	0.12	0.21	0.15

Return on average tangible equity	13.31%	12.13%	13.84%	13.90%	8.65%	11.81%	9.65%

Average equity to average assets	10.37%	8.60%	9.00%	8.08%	7.90%	7.79%	9.13%
Effect of average intangible assets	(3.41)	(1.42)	(1.99)	(0.10)	(0.11)	(0.12)	(0.13)

Average tangible equity to average tangible assets	6.96%	7.18%	7.01%	7.98%	7.79%	7.67%	9.00%

Total assets	$1,215,373	$919,228	$944,278	$742,232	$547,845	$512,496	$439,697
Plus:
Allowance for loan losses	11,262	9,079	8,726	7,538	5,522	5,099	4,233
Less:
Cash and due from banks	(23,442)	(24,960)	(17,584)	(18,113)	(18,097)	(16,332)	(14,259)
Premises and equipment	(32,413)	(26,117)	(25,813)	(20,774)	(14,807)	(13,305)	(10,842)
Intangible assets	(54,896)	(30,851)	(33,043)	(9,522)	(566)	(631)	(696)
Other assets	(24,215)	(19,728)	(22,010)	(14,525)	(10,685)	(10,549)	(8,701)
Unrealized gains (losses) on securities	(862)	(1,182)	(716)	(3,015)	(1,583)	(179)	1,416
Nonperforming loans	(4,905)	(4,849)	(3,333)	(5,506)	(473)	(1,602)	(589)

Earning assets	$1,085,902	$820,620	$850,505	$678,315	$507,156	$474,997	$410,259

RISK FACTORS RELATING TO THE MERGER

        If the merger is consummated, you may receive shares of GB&T common stock in exchange for your shares of FNBG common stock. An investment in GB&T common stock is subject to a number of risks and uncertainties, many of which also apply to your existing investment in FNBG common stock. Risks and uncertainties relating to general economic conditions are not summarized below. Those risks, among others, are highlighted on page 18 under the heading "A Warning About Forward-Looking Statements."

        However, there are a number of other risks and uncertainties relating to GB&T and your decision regarding the merger that you should consider in addition to the risks and uncertainties associated with financial institutions generally. Many of these risks and uncertainties could affect GB&T's future financial results and may cause GB&T's future earnings and financial condition to be less favorable than GB&T's expectations. This section summarizes those risks.

Your merger consideration is fixed despite a change in GB&T's stock price.

        Each share of FNBG common stock owned by you will be converted into the right to either 1.38 shares of GB&T common stock, cash in the amount of $30.00 or a combination of both, subject to the allocation and pro-rata adjustments described in this proxy statement/prospectus. If you receive common stock, the price of GB&T common stock you receive may vary from its price at the date of this proxy statement/prospectus and at the date of FNBG's special meeting. Such variations in the price of GB&T common stock may result from changes in the business, operations or prospects of GB&T, regulatory considerations, general market and economic conditions and other factors. At the time of the special meeting, you will not know the exact value of the consideration you will receive when the merger is completed.

The trading volume in GB&T's common stock has been low and the sale of substantial amounts of our common stock in the public market could depress the price of its common stock.

        The trading volume in GB&T's common stock on the Nasdaq National Market has been relatively low when compared with larger companies listed on the Nasdaq National Market or the stock exchanges. Because of this, it may be more difficult for you to sell a substantial number of shares for the same price at which you could sell a smaller number of shares. We cannot say with any certainty that a more active and liquid trading market for GB&T's common stock will develop in the future.

        We cannot predict the effect, if any, that future sales of GB&T's common stock in the market, or the availability of shares of common stock for sale in the market, will have on the market price of its common stock. We, therefore, can give no assurance that sales of substantial amounts of common stock in the market, or the potential for large amounts of sales in the market, would not cause the price of GB&T's common stock to decline or impair its future ability to raise capital through sales of common stock.

Significant risks accompany the recent rapid expansion of GB&T.

        GB&T has recently experienced significant growth through acquisitions, including the acquisitions of Lumpkin County Bank and Southern Heritage Bank in August 2004. These acquisitions could place a strain on GB&T's resources, systems, operations and cash flow. GB&T's ability to manage these acquisitions will depend on its ability to monitor operations and control costs, maintain effective quality controls, expand its internal management and technical and accounting systems and otherwise successfully integrate acquired businesses. If it fails to do so, GB&T's business, financial condition and operating results will be negatively impacted.

GB&T faces risks with respect to future expansion and acquisitions or mergers.

        GB&T continuously seeks to acquire other financial institutions or parts of those institutions and may continue to engage in de novo branch expansion in the future. Acquisitions and mergers and expansions into new markets involve a number of risks, including:

  •
  the time and costs associated with identifying and evaluating potential acquisitions and merger partners may negatively affect GB&T's business;

  •
  the estimates and judgments used to evaluate credit, operations, management and market risks with respect to the target institution may not be accurate;

  •
  the time and costs of evaluating new markets, hiring experienced local management and opening new offices and the time lags between these activities and the generation of sufficient assets and deposits to support the costs of the expansion may negatively affect GB&T's business;

  •
  GB&T may not be able to finance an acquisition without diluting its existing shareholders;

  •
  the diversion of GB&T's management's attention to the negotiation of a transaction may detract from their business productivity;

  •
  GB&T may enter into new markets where it lacks experience;

  •
  GB&T may introduce new products and services into its business with which it has no prior experience; and

  •
  GB&T may incur an impairment of goodwill associated with an acquisition and experience adverse short-term effects on its results of operations.

If GB&T is unable to integrate the operations of FNBG successfully, our combined business and earnings may be negatively affected.

        The merger of FNBG and GB&T involves the integration of companies that have previously operated independently, and no assurance can be given that we will be able to integrate our operations without encountering difficulties including, without limitation, the loss of key employees and customers, the disruption of our respective ongoing businesses or possible inconsistencies in standards, controls, procedures and policies. Successful integration of each entity's operations will depend primarily on our ability to consolidate operations, systems and procedures and to eliminate redundancies and costs. If we have difficulties with the integration, we might not achieve the economic benefits we expect to result from the merger. In addition, we may experience greater than expected costs or difficulties relating to the integration of the business of FNBG and may not realize expected cost savings from the merger within the expected time frame.

Departures of our key personnel may harm our ability to operate successfully.

        GB&T's success has been and continues to be largely dependent upon the services of Richard A. Hunt, its president and chief executive officer, other members of its senior management team, including its senior loan officers, and its board of directors, many of whom have significant relationships with GB&T's customers. GB&T's continued success will depend, to a significant extent, on the continued service of these key personnel. The prolonged unavailability or the unexpected loss of any of them could have an adverse effect on GB&T's financial condition and results of operations. We cannot be assured of the continued service of GB&T's senior management team or board of directors.

Risks associated with unpredictable economic and political conditions may be amplified as a result of our limited market area.

        Conditions such as inflation, recession, unemployment, high interest rates, short money supply, scarce natural resources, international disorders, terrorism and other factors beyond our control may adversely affect our profitability. Because the majority of our borrowers are, and after the merger will be, individuals and businesses located and doing business in Hall, Polk, Paulding, Cobb, Carroll, Bartow, Baldwin, Putnam, Clarke, Oconee, Gwinnett and Lumpkin Counties, Georgia, our success will depend significantly upon the economic conditions in those and the surrounding counties. Unfavorable economic conditions in those and the surrounding counties may result in, among other things, a deterioration in credit quality or a reduced demand for credit and may harm the financial stability of our customers. Due to our limited market areas, these negative conditions may have a more noticeable effect on us than would be experienced by a larger institution more able to spread these risks of unfavorable local economic conditions across a large number of diversified economies.

The exercise of warrants or options to purchase common stock of and FNBG and GB&T will dilute your proportionate interest in GB&T and may hinder our ability to raise additional capital on the most favorable terms.

        If the merger is completed, each existing warrant and option to purchase FNBG common stock will be converted into the right to purchase shares of GB&T common stock. Holders of these options and warrants and GB&T's organizers, officers, and employees who hold options to purchase GB&T common stock may exercise those options or warrants, which would result in the dilution of your proportionate interest in GB&T. These individuals will have the opportunity to profit from any rise in the market value of the common stock or any increase in GB&T's net worth. As of December 31, 2004, there were 120,000 warrants and 55,247 options outstanding to purchase FNBG common stock and 677,781 options outstanding to purchase GB&T's common stock. Following the completion of the merger, there will be 919,622 options and warrants outstanding to purchase GB&T common stock, which will represent, post-merger, 6.7% of the issued and outstanding common stock of GB&T on a fully diluted basis. The exercise of warrants or options for the purchase of our common stock also could adversely affect the terms on which GB&T can obtain additional capital. For instance, the holders of warrants or options may choose to exercise their warrants or options, when instead the securities underlying those warrants and options could be offered to others on terms and at prices more favorable to us than the terms and exercise prices provided for in the warrants or options.

Competition from financial institutions and other financial service providers may adversely affect our profitability.

        The banking business is highly competitive and we experience competition in each of our market areas from many other financial institutions. GB&T competes with commercial banks, credit unions, savings and loan associations, mortgage banking firms, consumer finance companies, securities brokerage firms, insurance companies, money market funds, and other mutual funds, as well as other super-regional, national and international financial institutions such as Bank of America, BB&T, Regions Bank, SunTrust, Synovus and Wachovia that operate offices in our market areas and elsewhere.

        We compete with these institutions both in attracting deposits and in making loans. In addition, we have to attract our customer base from other existing financial institutions and from new residents. Many of our competitors are well-established, larger financial institutions. While we believe we can and do successfully compete with these other financial institutions in our market areas, we may face a competitive disadvantage as a result of our smaller size, lack of geographic diversification and inability to spread our marketing costs across a broader market. Although we attempt to compete by concentrating our marketing efforts in our market areas with local advertisements, personal contacts, and greater flexibility and responsiveness in working with local customers, we can give no assurance that this strategy will be successful.

We are subject to extensive regulation that could limit or restrict our activities and adversely affect our earnings.

        We operate in a highly regulated industry and are subject to examination, supervision, and comprehensive regulation by various federal and state agencies. Our compliance with these regulations is costly and restricts certain of our activities, including payment of dividends, mergers and acquisitions, investments, loans and interest rates charged, interest rates paid on deposits and locations of offices. We are also subject to capitalization guidelines established by our regulators, which require us to maintain adequate capital to support our growth. Many of these regulations are intended to protect depositors, the public and the FDIC rather than shareholders.

        The laws and regulations applicable to the banking industry could change at any time, and we cannot predict the effects of these changes on our business and profitability. Because government regulation greatly affects the business and financial results of all commercial banks and bank holding companies, our cost of compliance could adversely affect our earnings. In addition, the Sarbanes-Oxley Act of 2002, and the related rules and regulations promulgated by the Securities and Exchange Commission and Nasdaq that are now applicable to us, have increased the scope, complexity and cost of corporate governance, reporting and disclosure practices, including the costs of completing our audit and maintaining our internal controls.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

        Some of the statements contained or incorporated by reference in this proxy statement/prospectus are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about the competitiveness of the banking industry, potential regulatory obligations, our entrance and expansion into other markets, our other business strategies and other statements that are not historical facts. Forward-looking statements are not guarantees of performance or results. When we use words like "may," "plan," "contemplate," "anticipate," "believe," "intend," "continue," "expect," "project," "predict," "estimate," "could," "should," "would," "will," and similar expressions, you should consider them as identifying forward-looking statements, although we may use other phrasing. These forward-looking statements involve risks and uncertainties and are based on our beliefs and assumptions, and on the information available to us at the time that these disclosures were prepared. Factors that may cause actual results to differ materially from those expressed or implied by such forward-looking statements include, among others, those discussed under "Risk Factors Relating to the Merger" on page 14 and the following:

  •
  general economic conditions;

  •
  the loss of deposits, customers or revenues following the merger may be greater than expected;

  •
  competition from other financial services companies may increase significantly;

  •
  legislative or regulatory changes, including changes in accounting standards, may adversely affect the businesses of GB&T and FNBG and of the combined entity;

  •
  changes in interest rates may reduce operating margins or the volumes or values of loans made or held;

  •
  the financial stability and liquidity of GB&T's and FNBG's credit customers may unexpectedly change;

  •
  adverse changes may occur in the securities markets; and

  •
  technological changes may increase competitive pressures and increase our costs.

        We believe these forward-looking statements are reasonable. You should not, however, place undue reliance on these forward-looking statements, because the future results and shareholder values of GB&T following completion of the merger may differ materially from those expressed or implied by these forward-looking statements.

DETAILS OF THE PROPOSED MERGER

Background of and Reasons for the Merger

        The board of directors of FNBG believes that its primary responsibility is to increase shareholder value. Historically, the board achieved this goal through growth and profitable operation. The growth of FNBG caused the board to consider the possibility of a merger, as this growth has at times strained the capital position of FNBG. The possibility of a merger offered other advantages such as increased liquidity for shareholders, operational efficiencies and additional products and services for our customers.

        The board of directors of FNBG invited Performance Consulting Group, Inc., an investment banking firm, to meet with the board on both April 20, 2004, and May 6, 2004, to provide the board with information concerning trends in the financial services industry, the potential advantages and disadvantages of mergers and to identify possible merger candidates. Performance Consulting also presented statistical information that illustrated the differences in growth potential and price multiples of banks in Georgia. After reviewing this information, the board developed a strategy for pursuing a merger that included seeking a partner in a growth market with an established track record for completing acquisitions and strong management that could offer FNBG operating efficiencies while sharing its style and philosophy of community banking.

        FNBG retained Performance Consulting to locate a candidate or candidates that met those criteria. Performance Consulting spoke with several prospective purchasers about the possibility of acquiring FNBG. Four potential acquirers, including GB&T, expressed an interest in extending an offer, and this information was furnished to the board of directors of FNBG by Performance Consulting during a telephone conference with the directors of FNBG on June 25, 2004. On August 11, 2004 an offer to purchase FNBG by GB&T was presented to the board of directors of FNBG, and, after discussion and deliberation, that offer was accepted. The parties entered into a letter of intent signed by GB&T on August 6, 2004, and by FNBG on August 11, 2004.

        FNBG and its legal counsel negotiated the definitive agreement with GB&T and its legal counsel. The parties conducted their respective due diligence investigations while the definitive agreement was negotiated. The definitive agreement was executed by the parties on October 1, 2004.

FNBG's Reasons for the Merger

        The FNBG board of directors has unanimously approved the merger agreement and determined that the merger is in the best interests of FNBG and its shareholders. The terms of the merger agreement were the results of arms-length negotiations between the representatives of FNBG and GB&T. The board of directors considered, among other matters, the following reasons as material in deciding to approve and recommend the terms of the merger:

  •
  the probable increase in market liquidity for its shareholders, since the shares of FNBG are not publicly traded while those of GB&T are listed on the Nasdaq National Market;

  •
  the financial terms of recent business combinations in the financial services industry and a comparison of the multiples of related combinations with the terms of the proposed transaction with GB&T;

  •
  the competition and regulatory environment for financial institutions generally;

  •
  the probable increased ability of the combined institutions to compete in relevant banking and non-banking markets;

  •
  the probable increased efficiency and profitability of First National Bank of Gwinnett resulting from economies of scale;

  •
  the advantage to First National Bank of Gwinnett resulting from the increase in products and services which will be offered by the combined organizations;

  •
  the anticipated compatibility of management and business philosophy and the continued operation of First National Bank of Gwinnett as a subsidiary of GB&T;

  •
  the fixed nature of the exchange ratio and the possibility that if there is an increase in the market price of GB&T common stock prior to completion of the merger the value to be received by FNBG shareholders would be increased;

  •
  the tax-free basis of the stock consideration to be received by FNBG shareholders;

  •
  the projected positive value of the shares of GB&T offered to the FNBG shareholders in relation to the estimated market value, book value and earnings per share of the FNBG common stock;

  •
  the assessment by the board of directors of FNBG that the merger with GB&T is the best alternative when compared to FNBG's other strategic alternatives to the merger, including remaining an independent institution;

  •
  the information regarding historical market prices and information with respect to GB&T common stock, and the financial performance and condition, assets, liabilities, business operations, capital levels and prospects of each of FNBG and GB&T and their superior potential future values on a combined basis as compared to the potential future values of FNBG; and

  •
  the opinion of Performance Consulting Group, Inc., stating that the consideration to be received by FNBG shareholders is fair from a financial point of view.

        The board of directors of FNBG also considered a variety of risks and potentially negative factors in its deliberations concerning the merger, including, among other matters, the following:

  •
  the loss of control over the future operations of FNBG following the merger;

  •
  the fixed nature of the exchange ratio and the risk that if there is a decrease in the market price of GB&T common stock before the merger is completed the value to be received by shareholders of FNBG will be reduced; and

  •
  the other risks described in this proxy statement/prospectus under "Risk Factors."

        The board of directors does not believe that the negative factors were sufficient, individually or in the aggregate, to outweigh the potential benefits of the merger.

        The board of directors of FNBG believes that the merger is in the best interest of FNBG and its shareholders, and each member of the board has agreed to vote such member's shares of FNBG common stock in favor of the merger. FNBG'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT FNBG SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

        The discussion of the information and reasons considered by FNBG's board of directors above is not intended to be exhaustive, but includes material factors considered by the board. In reaching its determination to approve and recommend the merger, the board did not assign any specific or relative weight to any of the reasons above, and individual directors may have weighed reasons differently.

GB&T's Reasons for the Merger

        The board of directors of GB&T believes that the size of the combined organization, approximately $1.3 billion in total consolidated assets as of September 30, 2004, is sufficiently large to take advantage over time of certain economies of scale but is still small enough to maintain the competitive advantages management believes are afforded community-oriented banks over the larger regional and super-regional banks. It has become increasingly apparent to the management of GB&T that in the current regulatory and competitive environment, large organizations with greater economies of scale, including the ability to spread largely fixed regulatory compliance costs over a larger gross income base and the ability to attract management talent able to compete in a more sophisticated financial services environment, will be more successful than separate smaller organizations such as FNBG or GB&T. Management of GB&T believes that there is a future for community banks in the financial services industry but that community banks will be required to achieve a critical size to maintain above-average economic performance. The board of directors of GB&T also views FNBG as offering a solid franchise in attractive markets giving GB&T an opportunity to diversify geographically from its current market areas. The acquisition of FNBG will also be complementary to the acquisition strategy GB&T began in 1999 to develop a network of banking institutions beyond the perimeter of Atlanta, Georgia. As further evidence of its interest in the FNBG market area, GB&T acquired a 4.99% interest in FNBG's predecessor, First National Bank of Gwinnett on its formation in 2000, which interest in FNBG it continues to hold.

Opinion of FNBG's Financial Advisor

        FNBG retained Performance Consulting Group, Inc. to provide its opinion as to the fairness from a financial viewpoint of the merger consideration to FNBG's shareholders. As part of its investment banking business, Performance Consulting is regularly engaged in the valuation of securities in connection with mergers and acquisitions and valuations for estate, corporate and other purposes. The board of directors of FNBG retained Performance Consulting based upon its experience as a financial advisor in mergers and acquisitions of financial institutions and its knowledge of financial institutions.

        On October 1, 2004, Performance Consulting rendered its oral opinion and its written opinion on December 21, 2004 to FNBG's board of directors that, as of such dates, the merger consideration was fair, from a financial point of view, to the shareholders of FNBG.

        The full text of the fairness opinion which sets forth, among other things, assumptions made, procedures followed, matters considered, and limitations on the review undertaken, is attached as Appendix D to this proxy statement/prospectus. The shareholders of FNBG are urged to read Performance Consulting's fairness opinion carefully and in its entirety. The fairness opinion is addressed to the board of directors of FNBG and does not constitute a recommendation to any shareholder of FNBG as to how such shareholder should vote at FNBG's special meeting.

        In connection with the fairness opinion, Performance Consulting:

  •
  reviewed the merger agreement;

  •
  reviewed certain publicly available financial statements and other information about GB&T;

  •
  reviewed internal financial statements, operating data, and financial forecasts for FNBG;

  •
  conducted conversations with executive management of FNBG regarding recent and projected financial performance;

  •
  analyzed the present value of the after-tax cash flows FNBG could produce on an independent basis through the year 2008, based on assumptions provided by management;

  •
  compared the proposed financial terms of the merger with the financial terms of certain other transactions that Performance Consulting deemed to be relevant;

  •
  compared the historical stock price data and trading volume of GB&T common stock with that of certain other comparable publicly traded companies;

  •
  compared certain financial characteristics and performance measures of GB&T with that of certain other comparable publicly traded companies; and

  •
  compared the historical stock price performance of GB&T common stock with that of selected indices Performance Consulting deemed relevant.

        In connection with its review, Performance Consulting relied upon and assumed the accuracy and completeness of all of the foregoing information provided to it or made publicly available, and Performance Consulting did not assume any responsibility for independent verification of such information. Performance Consulting assumed that internal confidential financial projections provided by FNBG were reasonably prepared reflecting the best currently available estimates and judgments of the future financial performance of FNBG, and did not independently verify the validity of such assumptions.

        Performance Consulting did not make any independent evaluation or appraisal of the assets or liabilities of FNBG or GB&T nor was Performance Consulting furnished with any such appraisals. Performance Consulting did not examine any individual loan files of FNBG or GB&T. Performance Consulting is not an expert in the evaluation of loan portfolios for the purposes of assessing the adequacy of the allowance for losses with respect thereto and has assumed that such allowances were, in the aggregate, adequate to cover such losses.

        The fairness opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to Performance Consulting as of October 1, 2004.

        In rendering the fairness opinion, Performance Consulting performed a variety of financial analyses. The preparation of an opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Consequently, the fairness opinion is not readily susceptible to partial analysis or summary description. Moreover, the evaluation of fairness, from a financial point of view, of the merger consideration is to some extent subjective, based on the experience and judgment of Performance Consulting, and not merely the result of mathematical analysis of financial data. Performance Consulting did not attribute particular weight to any analysis or factor considered by it. Accordingly, notwithstanding the separate factors summarized below, Performance Consulting believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The ranges of valuations resulting from any particular analysis described below should not be taken to be Performance Consulting's view of the actual value of FNBG, GB&T, or the combined entity.

        In performing its analyses, Performance Consulting made numerous assumptions with respect to industry performance, business, and economic conditions and other matters, many of which are beyond the control of FNBG or GB&T. The analyses performed by Performance Consulting are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses, nor are they appraisals. In addition, Performance Consulting's analyses should not be viewed as determinative of the opinion of the board of directors or the management of FNBG with respect to the value of FNBG or GB&T or to the fairness of the merger consideration.

        The following is a summary of the analyses performed by Performance Consulting in connection with its opinion. The following discussion contains financial information concerning FNBG and GB&T as of June 30, 2004 and market information as of October 1, 2004.

        For the purposes of the following analyses, Performance Consulting utilized a value of the merger consideration of $30.00 per share and assumed GB&T's twenty-day average stock price was $21.74 per share. The merger consideration may have a higher or lower value depending on GB&T's stock price at the time of the merger.

  FNBG Discounted Cash Flow Analysis

        Using discounted cash flow analysis, Performance Consulting estimated the present value of the future after-tax cash flow streams that FNBG could produce on a stand-alone basis through the year 2008, under various circumstances, assuming that it performed in accordance with the projections provided by FNBG management.

        Performance Consulting estimated the terminal value for FNBG at the end of 2008 by capitalizing the final period projected earnings using a discount rate that is the quotient of (a) the assumed annual long-term growth rate of the earnings of FNBG of 10% plus one and (b) the difference between a range of required rates of return and the assumed annual long-term growth rate of earnings in (a) above. Performance Consulting discounted the annual cash flow streams and the terminal values using discount rates ranging from 17.3% to 19.3%. The discount range was chosen to reflect different assumptions regarding the required rates of return of FNBG and the inherent risk surrounding the underlying projections. This discounted cash flow analysis indicated a range of values per share of $18.45 to $23.64 as shown in the table below compared to the merger consideration of $30.00.

	Discount Rate
	19.3%	18.3%	17.3%
Seller Present Value (in millions)	$14.40	$16.10	$18.40
Seller Present Value (per share)	$18.45	$20.73	$23.64

  Analysis of Selected Transactions

        Performance Consulting performed an analysis of premiums paid in selected recently completed acquisitions of thrift and bank organizations with comparable characteristics to the merger. These comparable transactions consisted of twenty four mergers and acquisitions of thrifts with assets between $50 million and $200 million that were announced between September 30, 2003 and October 1, 2004. The analysis yielded multiples of the purchase prices in these transactions relative to:

  •
  tangible book value ranging from 0.81 times to 3.80 times with an average of 2.11 times and a median of 2.11 times compared with the multiples implied in the merger of 3.47 times June 30, 2004 tangible book value for FNBG;

  •
  last twelve months earnings ranging from 9.8 times to 37.2 times with an average of 24.4 times and a median of 23.3 times compared with the multiples implied in the merger of 36.0 times last twelve months earnings as of June 30, 2004 for FNBG;

  •
  total assets ranging between 6.7% and 33.6% with an average of 19.3% and a median of 19.4% compared with the multiples implied in the merger of 25.0% of June 30, 2004 total assets for FNBG; and

  •
  total deposits ranging from 7.6% to 43.0% with an average of 22.6% and a median of 23.5% compared with the multiples implied in the merger of 27.2% of deposits as of December 31, 2003 for FNBG.

  Comparable Company Analysis

        Performance Consulting compared the operating and market results of the GB&T to the results of other publicly traded companies. The comparable publicly traded companies were selected primarily on the basis of two criteria: geographic location and total asset size. The geographic location of the banks was the Federal Reserve District of Atlanta. Within the selected region, GB&T was compared to companies with total assets between $676 million and $1.3 billion ("GB&T Peer Group"). The data for the following tables are based on information provided by SNL Financial:

	GB&T	GB&T Peer Group Median
Net Interest Margin	4.14%	4.06%
Efficiency Ratio	70.15%	66.61%
Return on Average Assets	0.94%	1.04%
Return on Average Equity	9.53%	11.13%
Tangible Equity to Tangible Asset Ratio	6.88%	7.57%
Ratio of Non-Performing Assets to Total Assets	0.37%	0.70%
Ratio of Net Charge Offs to Average Loans	0.15%	0.35%
Ratio of Allowance for Loan Losses to Total Loans	1.21%	1.40%

        Generally, GB&T's performance as measured by its net interest margin, and ratio of Allowance for loan losses to loans were similar to the GB&T Peer Group Mean. GB&T's return on average equity was somewhat lower than the GB&T Peer Group Mean; however the return on average assets was comparable. Its capital levels were also lower as shown in the tangible equity to tangible assets ratio. GB&T's asset quality as measured by its ratio of non-performing assets to total assets and its ratio of net charge offs to average loans were better than the GB&T Peer Group Median.

        The companies' market results based on market data as of October 1, 2004 are shown in the following table:

	GB&T	GB&T Peer Group Median
Market Price as a Multiple of Book Value	1.95x	1.85x
Market Price as a Multiple of Tangible Book Value	2.91x	2.04x
Price as a Multiple of LTM Earnings	22.1x	18.5x
Dividend Yield per Share	1.29%	1.74%

        GB&T's market price as a multiple of book value was slightly higher than its peer group and its price to tangible book was higher to the comparable peer group multiple. Its price to earnings multiple as shown in the price as a multiple of last twelve months earnings through June 30, 2004 was also above the comparable ratio for the GB&T Peer Group. GB&T's dividend yield was slightly below the respective measure for its peer group.

        Performance Consulting compared selected stock market results of GB&T to the publicly available corresponding data of other composites that Performance Consulting deemed to be relevant, including (a) the NASDAQ Bank Stock index, (b) the SNL index of banks in the Southeastern Region of the U.S. (as defined by SNL Financial), and (c) the S&P 500. GB&T's common stock price has performed better than the selected indices for the period from January 1, 2004 through October 1, 2004.

        No company or transaction used in the comparable company and comparable transaction analyses is identical to FNBG, GB&T, or GB&T as the surviving corporation in the merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of FNBG and GB&T and other factors that could affect the public trading value of the companies to which they are being compared. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable transaction data or comparable company data.

        Pursuant to an engagement letter dated April 20, 2004, between FNBG and Performance Consulting, FNBG agreed to pay Performance Consulting a transaction fee equal to 0.50% of total consideration. In addition, FNBG agreed to reimburse Performance Consulting for its reasonable out-of-pocket expenses. FNBG also agreed to indemnify and hold harmless Performance Consulting and its officers and employees against certain liabilities in connection with its services under the engagement letter, except for liabilities resulting from the negligence, violation of law or regulation or bad faith of Performance Consulting or any matter for which Performance Consulting may have strict liability.

        The fairness opinion is directed only to the question of whether the merger consideration is fair from a financial perspective and does not constitute a recommendation to any FNBG shareholder to vote in favor of the merger. No limitations were imposed on Performance Consulting regarding the scope of its investigation or otherwise by FNBG.

        Based on the results of the various analyses described above, Performance Consulting concluded that the merger consideration to be paid by FNBG pursuant to the merger is fair to the FNBG shareholders, from a financial point of view.

The Merger Agreement

        The Agreement and Plan of Reorganization was signed by the parties on October 1, 2004. The material features of the merger agreement are summarized below:

  Effective Date

        The merger agreement provides that the merger will be effective on the date and at the time the Articles of Merger reflecting the proposed merger become effective with the Secretary of State of the State of Georgia. The merger is subject to approval by the Federal Reserve and the DBF. Management of GB&T and FNBG anticipate that the merger will become effective during the first quarter of 2005.

  Terms of the Merger

        FNBG shareholders will receive, for each share of FNBG common stock they own, at their election, either 1.38 shares of GB&T common stock, cash in the amount of $30.00 or a combination of both, subject to allocation and pro-rata adjustments to the extent required to ensure that no more than $8,753,760 (approximately 30%) of the total merger consideration is paid in cash. If, prior to the closing, the outstanding shares of GB&T common stock are increased through a stock dividend, stock split, subdivision, recapitalization, or reclassification of shares, or are combined into a lesser number of shares by reverse stock split reclassification, recapitalization, or reduction of capital, the number of shares of GB&T common stock to be delivered in connection with the merger in exchange for a share of FNBG common stock will be proportionately adjusted.

        GB&T will not issue fractional shares of GB&T common stock in connection with the merger, and an outstanding fractional share interest will not entitle the owner of that fractional share interest to vote, to receive dividends, or to exercise any other rights of a shareholder of GB&T with respect to that fractional interest. Instead of issuing any fractional shares of GB&T common stock, GB&T will pay in cash an amount (computed to the nearest cent) equal to that fraction multiplied by $21.74 per share.

        If the merger is completed, shareholders of FNBG will become shareholders of GB&T. Following the merger, GB&T will be the resulting bank holding company governed by its articles of incorporation and bylaws, and FNBG will cease to exist as a separate entity. First National Bank of Gwinnett will continue to operate as a wholly-owned subsidiary of GB&T.

  Acquisition Proposals

        Prior to the closing of the proposed merger, FNBG and its affiliates may not solicit any proposals for the acquisition of FNBG by any party other than GB&T. Further, except as required by law, FNBG and its affiliates may not negotiate or enter into an agreement for any such transaction and must notify GB&T if it receives any inquiry or proposal relating to any such transaction.

  Termination and Conditions of Closing

        The merger agreement may be terminated and the merger abandoned at any time either before or after approval of the merger agreement by the shareholders of FNBG, but not later than the effective date of the merger:

  •
  by mutual consent of the board of directors of FNBG and the board of directors of GB&T;

  •
  by either party, if the other party materially breaches any of the representations or warranties or any covenant or agreement it made under the merger agreement which cannot be, or has not been, cured within 30 days after receipt of written notice by the breaching party;

  •
  by either party, if any consent of any regulatory authority that is required for consummation of the merger is not obtained;

  •
  by either party, if the merger is not completed by February 28, 2005, but only if the failure to consummate the merger is not caused by any breach of the agreement by the party electing to terminate;

  •
  by either party, if any conditions precedent to the obligations of such party under the Agreement cannot be satisfied or fulfilled by February 28, 2005 (and the party electing to terminate is not then in breach of any of its representations, warranties, covenants or agreements); and

  •
  by either party, if the FNBG shareholders do not approve the merger agreement.

        The following are some of the required conditions of closing:

  •
  the accuracy of the representations and warranties of all parties contained in the merger agreement and related documents as of the date when made and the effective date;

  •
  the performance of all agreements and conditions required by the merger agreement;

  •
  the delivery of officers' certificates, resolutions, and legal opinions to FNBG and GB&T;

  •
  the approval of the merger by the FNBG shareholders;

  •
  the approval of Nasdaq listing of the shares of GB&T common stock issuable in connection with the merger;

  •
  the receipt of all necessary authorizations of governmental authorities, and the expiration of any regulatory waiting periods;

  •
  the receipt of all consents and approvals required under any contracts or permits of either party;

  •
  the effectiveness of the registration statement of GB&T relating to the shares of GB&T common stock to be issued to FNBG shareholders in the merger, of which this document forms a part;

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  the receipt by FNBG and GB&T of the opinion of Hulsey, Oliver & Mahar, LLP as to the tax consequences to FNBG shareholders;

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  the receipt by GB&T of all Claims/Indemnification Letters and Support Agreements required under the Agreement;

  •
  the receipt by FNBG and GB&T of agreements from specified affiliates of FNBG restricting their sale of GB&T common stock after the closing of the merger; and

  •
  the issuance of a certificate of merger by the Secretary of State of Georgia.

  Surrender of Certificates

        Promptly after the effective date of the merger, each holder of FNBG common stock (as of that date) will be required to deliver his or her shares of FNBG common stock to GB&T's exchange agent, Registrar and Transfer Company. After delivering those shares, the holder will receive a stock certificate for the number of shares of GB&T common stock that the holder is entitled to receive under the merger agreement and a cash payment for any fractional interest in GB&T common stock. Until a holder delivers his or her shares of FNBG common stock to Registrar and Transfer Company, he or she will not receive payment of any dividends or other distributions on shares of GB&T common stock into which his or her shares of FNBG common stock have been converted or interest on the cash payment and will not receive any notices sent by GB&T to its shareholders with respect to, or to vote, those shares. After delivering the shares to Registrar and Transfer Company, the holder will then be entitled to receive any dividends, other distributions and any cash payment for such shares (without interest), which becomes payable after the merger but prior to the holder's delivery of the certificates to Registrar and Transfer Company.

Required Shareholder Approval

        The FNBG Articles of Incorporation require that any merger or share exchange of the corporation with or into any other corporation or any sale, lease, exchange or other disposition of all or substantially all of the assets of the corporation requires either:

  •
  the affirmative vote of two-thirds of the directors and the affirmative vote of the majority of the issued and outstanding shares of the corporation; or

  •
  the affirmative vote of a majority of the directors of the corporation and the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of the corporation.

        Because the FNBG board of directors has unanimously approved the merger with GB&T, the holders of at least a majority of the outstanding shares of FNBG common stock entitled to vote at the special meeting must approve the merger agreement.

        On January 21, 2005, the record date for determining the shareholders entitled to notice of, and to vote at, the special meeting, the outstanding voting securities of FNBG consisted of 777,895 shares of FNBG common stock, with registered holders of FNBG common stock being entitled to one vote per share. As of the record date, certain executive officers and members of FNBG's board of directors, who have entered into agreements with GB&T to vote their shares of FNBG common stock in favor of the merger, owned or controlled 134,695 shares, or approximately 17.3% of the outstanding shares, of FNBG common stock.

The Special Meeting and Revocability of Proxies

        The special shareholders' meeting of FNBG at which the merger agreement will be voted on will take place at 4:00 p.m., local time, on February 28, 2005, at FNBG's main office located at 2734 Meadow Church Road, Duluth, Georgia.

        You may revoke your proxy up to and including the day of the meeting by notifying, in writing, or by submitting an executed later-dated proxy to, the President of FNBG prior to the meeting at the following address:

Terry C. Evans
FNBG Bancshares, Inc.
2734 Meadow Church Road
Duluth, Georgia 30097

Expenses

        Each of GB&T and FNBG will pay its costs and expenses in connection with the merger and related transactions, except that each of the parties will pay: (i) one-half of the filing fees paid in connection with the registration of the shares to be issued to FNBG shareholders in connection with the merger and with the applications filed with other regulatory authorities; and (ii) one-half of the costs of printing or copying this proxy statement/prospectus.

        If the merger agreement is terminated due to a willful breach of that agreement by GB&T or FNBG, the breaching party will pay the non-breaching party the reasonable and documented fees and expenses incurred by the non-breaching party in connection with the proposed merger and related transactions.

Conduct of Business of FNBG Pending Closing

        The merger agreement provides that, pending consummation of the merger, each party will, except with the written consent of the other party:

  •
  operate its business in the usual, regular, and ordinary course;

  •
  preserve intact its business organization and assets;

  •
  maintain its rights and franchises;

  •
  use its reasonable efforts to cause its representations and warranties contained in the merger agreement to be correct at all times; and

  •
  take no action that would reasonably be expected to:

  •
  adversely affect the ability of either party to obtain any consents required to consummate the merger; or

  •
  adversely affect, in any material respect, the ability of either party to perform its covenants and agreements regarding the merger.

        The merger agreement provides that, pending consummation of the merger, FNBG will not, and will not permit its subsidiary to, except with the written consent of GB&T:

  •
  amend its articles of incorporation, bylaws, or other governing instruments;

  •
  incur, other than in the ordinary course, any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $50,000;

  •
  impose or suffer the imposition, on any asset of FNBG of any lien or permit any such lien to exist except under certain circumstances outlined in the merger agreement;

  •
  repurchase, redeem, issue, sell, pledge, encumber, adjust, split, combine, reclassify, or otherwise acquire, exchange, or transfer (other than exchanges in the ordinary course under employee benefit plans or in connection with the exercise of outstanding stock options), directly or indirectly, any shares, or any securities convertible into any shares, of its capital stock, or declare or pay any dividend or make any other distribution in respect of the capital stock of FNBG;

  •
  purchase any securities (other than government securities) or make any material investment in any entity or otherwise acquire direct or indirect control over any entity other than in connection with foreclosures in the ordinary course of business or acquisitions of control in its fiduciary capacity;

  •
  sell, lease, mortgage or otherwise dispose of or encumber any asset having a book value in excess of $25,000, other than in the ordinary course of business and for reasonable and adequate consideration;

  •
  grant any increase in compensation or benefits to any of its employees whose annual salary exceeds $35,000, except in accordance with past practice or previously approved by its board of directors; pay any severance or termination pay or any bonus other than under written policies or written contracts; enter into or amend any severance agreements with its officers; grant any general increase in compensation to all employees; grant any increase in fees or other increases in compensation or other benefits to its directors; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits;

  •
  enter into or amend any employment contract between it and any person (unless such amendment is required by law) that it does not have the unconditional right to terminate without liability;

  •
  adopt any new employee benefit plan or make any material change in or to any existing employee benefit plans other than any such change that is required by law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan;

  •
  make any significant change in any tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in tax laws or regulatory accounting requirements or generally accepted accounting principles;

  •
  commence any litigation other than in accordance with past practice, or settle any litigation involving any liability for money damages in excess of $50,000 or which imposes material restrictions upon its operations; or

  •
  except in the ordinary course of business, modify, amend, or terminate any material contract or waive, release, compromise, or assign any material rights or claims.

        In addition, the merger agreement provides that GB&T will not, pending consummation of the merger, amend its articles of incorporation or bylaws in a manner which is adverse to and discriminates against the holders of FNBG common stock.

Interest of Management in the Transaction

        No director or officer of FNBG, or any of their affiliates, has any direct or indirect material interest in the merger, except for those persons who own shares of FNBG common stock which will be either converted in the merger into GB&T common stock or exchanged for cash, those FNBG officers who will enter into employment agreements, and as otherwise set forth in this proxy statement/prospectus.

        There are 134,695 shares, or approximately 17.3%, of FNBG common stock held by its directors, executive officers and their affiliates, all of which are entitled to vote on the merger and all of which have agreed to vote their shares in favor of the merger.

Comparison of the Rights of FNBG and GB&T Shareholders

        Upon completion of the merger, holders of FNBG common stock (other than dissenting shareholders) will become shareholders of GB&T. Since GB&T and FNBG are both Georgia corporations governed by the GBCC, any differences in shareholder rights arise from the differing provisions of the respective articles of incorporation and bylaws of GB&T and FNBG. The following is a summary of the material differences between the rights of holders of GB&T and FNBG common stock, but does not purport to be a complete description of those differences. These differences may be determined in full by reference to the GBCC and the articles of incorporation and bylaws of each entity.

  Authorized Shares; Shares Outstanding

        GB&T's articles of incorporation authorize the issuance of up to 20,000,000 shares of common stock, no par value, of which 11,772,352 shares were issued and outstanding as of December 31, 2004.

        The FNBG articles of incorporation authorize the issuance of up to 10,000,000 shares of common stock, par value $1.00 per share, of which 777,895 shares were issued and outstanding as of December 31, 2004.

  Number, Term and Qualification of Directors

        GB&T's bylaws provide that its board of directors shall consist of at least five, but not more than 25, members, the exact number to be determined from time to time by resolution of the board of directors. The number of directors may not be increased or decreased by more than two in any one year. Directors are elected annually and serve until their successors are elected and qualified, or until their earlier death, resignation, retirement, disqualification or removal.

        The FNBG bylaws provide for a board of directors that shall not consist of less than five nor more than 25 members. The number of directors may be changed from time to time by the affirmative vote of a majority of the issued and outstanding shares of the corporation entitled to vote or by the board of directors by the affirmative vote of a majority of all directors then in office. Directors are elected annually and serve until their successors are elected and qualified, or until their earlier death, resignation, retirement, disqualification or removal.

  Removal of Directors

        GB&T's bylaws provide that the entire board of directors or any individual director may be removed with or without cause by a majority of the shares entitled to vote at an election of directors. GB&T's board of directors may remove a director from office if such director is adjudicated an incompetent by a court, if he is convicted of a felony, if he files for protection from creditors under bankruptcy laws, if he does not, within 60 days of his election, accept the office in writing or by attendance at a meeting of the board of directors and fulfill any other requirements for holding the office of director, or if he fails to attend regular meetings of the board of directors for four consecutive meetings without having been excused by the board of directors.

        FNBG's directors may be removed without cause upon the affirmative vote of the holders of two-thirds of the outstanding stock or with cause upon the affirmative vote of the holders of a majority of the outstanding stock.

  Board of Directors Vacancies

        GB&T's bylaws provide that a vacancy in the board of directors will be filled by the affirmative vote of a majority of the directors remaining in office.

        The FNBG bylaws provide that a vacancy in the board of directors, whether caused by removal or otherwise and including vacancies resulting from an increase in the number of directors, may be filled for the unexpired term, and until the shareholders shall have elected a successor, by the affirmative vote of a majority of the directors remaining in office.

  Shareholder Meetings

        GB&T's bylaws provide that a special meeting of shareholders may be called by the board of directors or upon written request of the holders of at least 25% of all of the shares of common stock of GB&T entitled to vote in an election of directors.

        A special meeting of the FNBG shareholders may be called at any time by the board of directors, the president, or by the holders of least 25% of the outstanding capital stock of the corporation.

  Voting Rights

        GB&T's bylaws do not provide for cumulative voting in the election of directors, but they provide that each outstanding share shall be entitled to one vote on each matter submitted to a vote of shareholders. The GBCC provides that the affirmative vote of the holders of a majority of the outstanding shares of GB&T common stock is required to approve a merger, consolidation or voluntary dissolution of GB&T or for the sale of substantially all of GB&T's assets.

        FNBG's directors are elected by the affirmative vote of a majority of the shares at the annual meeting of shareholders, and on all other questions each outstanding share is entitled to one vote on each matter submitted to a vote of the shareholders. The FNBG articles of incorporation require that for any merger or share exchange of the corporation with or into any other corporation or any sale, lease, exchange or other disposition of all or substantially all of the assets of the corporation requires either:

  •
  the affirmative vote of two-thirds of the directors then in office and the affirmative vote of the majority of the issued and outstanding shares of the corporation; or

  •
  the affirmative vote of a majority of the directors of the corporation then in office and the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of the corporation.

  Dividend Restrictions

        Payment of dividends on GB&T and FNBG common stock is subject to the GBCC, which provides that dividends may be paid in cash, property or stock unless the company is insolvent or the dividend payment would render it insolvent. In addition, GB&T's bylaws provide that dividends may be paid only out of the retained earnings of GB&T, only when GB&T meets the paid-in capital and/or appropriated net earnings requirements of the Financial Institutions Code of Georgia, and only in compliance with the regulations of the DBF regarding payment of dividends. FNBG's bylaws contain no such provision.

  Elimination of Director Liability

        GB&T's articles of incorporation do not provide for elimination of director liability to GB&T or its shareholders.

        The FNBG articles of incorporation provide that a director shall not be personally liable to the corporation or its shareholders for monetary damages for breach of any duty as a director except in the case of:

  •
  the appropriation, in violation of his or her duties, or any business opportunity of the corporation;

  •
  acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  the types of liability set forth in Section 14-2-832 of the GBCC dealing with unlawful distributions of corporate assets to shareholders; or

  •
  any transactions from which the director derives an improper material tangible personal benefit.

  Indemnification of Directors and Officers

        GB&T's bylaws provide that GB&T shall indemnify any person, his heirs, executors, or administrators, for reasonable expenses actually incurred in connection with any action, suit or proceeding, civil or criminal, to which he is made a party by reason of his having been a director, trustee, officer, employee or agent of GB&T or by serving at the request of GB&T as a director, trustee, officer, employee, or agent of another entity. However, GB&T may not indemnify any such person in relation to any matter in an action, suit or proceeding in which he has been finally adjudged to have been guilty of or liable for gross negligence, willful misconduct or criminal acts in the performance of his duties to GB&T or such other entity. Additionally, GB&T may not indemnify any such person in relation to any matter in such action, suit or proceeding which has been the subject of a compromise settlement unless the indemnification is approved by a court of competent jurisdiction, the shareholders holding a majority of the outstanding GB&T stock or a majority of the board of directors then in office, excluding any directors who are party to the same or substantially the same action, suit or proceeding.

        GB&T's bylaws provide that the company may advance expenses incurred by its directors, trustees, officers, employees or agents in defending an action, suit or proceeding covered under its indemnification provisions if authorized by the board of directors. However, such payment will be made only if the company receives an undertaking by or on behalf of the director, trustees, officer, employee or agents to repay all amounts advanced unless it is ultimately determined that he is entitled to be indemnified by the company. FNBG's bylaws add a requirement that such director furnish written affirmation that he or she believes in good faith that he or she has met the standard of conduct required for indemnification.

        FNBG's bylaws allow FNBG to indemnify any person for reasonable expenses incurred in connection with their preceding to which he or she is made a party by reason of having been a director, officer, employee or agent of the corporation. If the individual acted in a manner he or she believed in good faith to be in or not opposed to the best interest of the corporation and, in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Unlike GB&T's indemnification provisions, an alternate finding of guilt or any other termination of such proceeding is not, of itself, determinative that the director, officer, employee or agent did not meet the standard of conduct required for indemnification. If the proceeding is ultimately adjudicated in favor of the director, indemnification is mandatory. In any other case, it must be determined whether or not the director satisfies the standard of conduct required for indemnification. This determination is made by:

  •
  the board of directors by a majority vote of a quorum consisting of directors not at the time parties to the proceedings;

  •
  if such a quorum cannot be obtained, by the majority vote of the committee duly designated by the board of directors (in which designation directors who are parties may participate), consisting solely of two or more directors not parties to the proceeding;

  •
  by special legal counsel selected by the board of directors or its committee, as applicable; or

  •
  by the shareholders; provided that shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination.

Dividends

        GB&T paid aggregate cash dividends of $.28 per share in 2003, $0.29 per share in 2002, $0.23 per share in 2001, $0.19 per share in 2000 and $0.16 per share in 1999. GB&T paid dividends of $0.072 on January 31, 2004 and $0.076 per share on each of April 29, 2004, July 27, 2004 and October 28, 2004. On May 17, 2004, GB&T announced a five-for-four stock split in the form of a stock dividend payable on June 18, 2004 to GB&T shareholders of record as of June 1, 2004, and all stock price, dividend and per-share information in this proxy statement/prospectus has been adjusted to give effect to that split. Although GB&T intends to continue paying cash dividends following the merger, GB&T cannot guarantee that it will be able to make dividend payments in the future. The amount and frequency of any cash dividends will be determined by GB&T's board of directors after consideration of earnings, capital requirements, and the financial condition of GB&T. Additionally, GB&T's ability to pay cash dividends will depend on cash dividends paid to it by its subsidiary banks. The ability of those subsidiaries to pay dividends to GB&T is restricted by certain regulatory requirements.

        FNBG has never paid a dividend and does not plan to do so in the foreseeable future.

        Whether the FNBG shareholders approve the merger agreement, and regardless of whether the merger is completed, the future dividend policy of GB&T and FNBG will depend upon each company's respective earnings, financial condition, appropriate legal restrictions, and other factors relevant at the time the respective boards of directors consider whether to declare dividends.

Accounting Treatment

        GB&T will account for the merger as a purchase in accordance with generally accepted accounting principles. The reported results of operations of GB&T will include the results of FNBG from and after the closing date of the merger. The assets, including intangible assets and liabilities of FNBG will be recorded at their fair values as of the closing date of the merger. Any excess of the purchase consideration over the fair values of the assets and liabilities of FNBG will be recorded as goodwill, an intangible asset.

Resales of GB&T Stock by Directors and Officers of FNBG

        Although GB&T has registered the GB&T common stock to be issued in the merger under the Securities Act, the former directors, officers, and shareholders of FNBG who are deemed to be affiliates of GB&T may not resell the GB&T common stock received by them unless those sales are made in connection with an effective registration statement under the Securities Act, or under Rules 144 and 145 of the Securities Act, or another exemption from registration under the Securities Act. Rules 144 and 145 limit the amount of GB&T common stock or other equity securities of GB&T that those persons may sell during any three month period, and require that certain current public information with respect to GB&T be available and that the GB&T common stock be sold in a brokers transaction or directly to a market maker in GB&T common stock.

Regulatory Approvals

        Bank holding companies, such as GB&T and FNBG, and their depository institution subsidiaries are highly regulated institutions, with numerous federal and state laws and regulations governing their activities. These institutions are subject to ongoing supervision, regulation and periodic examination by various federal and state financial institution regulatory agencies. Detailed discussions of this ongoing regulatory oversight and the laws and regulations under which it is carried out can be found in the Annual Reports on Form 10-K and 10-KSB of GB&T and FNBG, respectively, which are incorporated by reference in this proxy statement/prospectus.

        The merger is subject to regulatory approvals, as set forth below. To the extent that the following information describes statutes and regulations, it is qualified in its entirety by reference to those particular statutes and regulations.

        The merger is subject to approval by the Federal Reserve under the Bank Holding Company Act. In considering the approval of such a transaction, this act requires the Federal Reserve to review the financial and managerial resources and future prospects of the bank holding companies and the banks concerned and the convenience and needs of the communities to be served. The Federal Reserve is also required to evaluate whether the transaction would result in a monopoly or would be in furtherance of any combination or conspiracy or attempt to monopolize the business of banking in any part of the United States or otherwise would substantially lessen competition or tend to create a monopoly or which in any manner would be in restraint of trade. If the Federal Reserve determines that there are anti-competitive consequences to the transaction, it will not approve the transaction unless it finds that the anti-competitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

        We also must obtain the prior approval of the merger from the DBF under the bank holding company act provisions of the Financial Institutions Code of Georgia. In evaluating the transaction, the DBF considers the effect of the transaction upon competition, the convenience and needs of the community to be served, the financial history of the acquiring holding company and the holding company to be acquired, the condition of the acquiring holding company and the holding company to be acquired including capital, management and earnings prospects, the existence of insider transactions, the adequacy of disclosure of the terms of the transaction and the equitable treatment of minority shareholders of the holding company to be acquired. The DBF's review of the application does not include an evaluation of the proposed transaction from the financial perspective of the individual shareholders of either GB&T or FNBG. Further, no shareholder should construe the approval of the application by the DBF to be a recommendation that the shareholders vote to approve the proposal. Each shareholder entitled to vote should evaluate the proposal to determine the personal financial impact of the completion of the proposed transaction. Shareholders not fully knowledgeable in such matters are advised to obtain the assistance of competent professionals in evaluating all aspects of the proposal, including any determination that the completion of the proposed transaction is in the best financial interest of the shareholder.

        We received approval from the Federal Reserve on November 22, 2004 and from the DBF on November 30, 2004.

Rights of Dissenting Shareholders

  GB&T Shareholders

        GB&T shareholders are not entitled to dissenters' rights under the GBCC in connection with the merger.

  FNBG Shareholders

        FNBG is a corporation organized under the laws of the State of Georgia, and its principal place of business and executive offices are in the State of Georgia. Georgia law confers certain rights upon shareholders of corporations organized under its laws to demand payment for the fair value of all of their shares, and it establishes procedures for the exercise of those rights. These rights of shareholders are referred to in this proxy statement/prospectus as "dissenters' rights."

        If the merger is completed, under Article 13 of the GBCC, a FNBG shareholder who dissents from the merger, and who otherwise complies with the provisions of Article 13, is entitled to demand and receive payment in cash of an amount equal to the fair value of all, but not less than all, of such holder's shares of FNBG common stock.

        A dissenting shareholder of FNBG must exercise his or her dissenters' rights with respect to all of the shares he or she owns, except for those shares registered in the dissenting shareholder's name but beneficially owned by another person. If a dissenting shareholder of FNBG has shares registered in his or her name that are beneficially owned by another person, the dissenting shareholder may assert dissenters' rights for less than all of the shares registered in his or her name, but only if he or she notifies FNBG in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. For the purpose of determining the amount to be received in connection with the exercise of statutory dissenters' rights under the GBCC, Georgia law provides that the fair value of a dissenting FNBG shareholder's common stock equals the value of the shares immediately before the effective date of the merger, excluding any appreciation or depreciation in anticipation of the merger.

        A FNBG shareholder who chooses to dissent from the merger and to receive payment of the fair value of his or her shares of FNBG common stock in accordance with the requirements of the GBCC must:

  •
  deliver to FNBG, prior to the time the shareholder vote on the merger agreement is taken, a written notice of his or her intent to demand payment for his or her shares if the merger is completed; and

  •
  not vote his or her shares in favor of the merger agreement.

        A FNBG shareholder does not have to vote against the merger, or even vote at all in order to exercise dissenters' rights, but will forfeit the right to dissent by voting in favor of the merger.

        A filing of the written notice of intent to dissent with respect to the merger should be sent to: Terry C. Evans, FNBG Bancshares, Inc., 2734 Meadow Church Road, Duluth, Georgia 30097. A vote against the merger agreement alone will not satisfy the requirements for compliance with Article 13 of the GBCC. A shareholder who wishes to dissent from the merger must, as an initial matter, separately comply with all of the conditions listed above.

        Within ten days after the vote of merger is completed, FNBG will provide to each shareholder who timely submitted a written notice of intent to dissent, and who did not vote in favor of the merger at the special meeting, a dissenters' notice that:

  •
  states where the dissenting shareholder is to send his or her payment demand, and where the certificates for the dissenting shareholder's shares, if any, are to be deposited;

  •
  informs holders of uncertificated shares of FNBG common stock to what extent transfer of the shares will be restricted after the payment demand is received;

  •
  sets a date by which FNBG must receive the dissenting shareholder's payment demand; and

  •
  is accompanied by a copy of Article 13 of the GBCC.

        Following receipt of the dissenters' notice, each dissenting FNBG shareholder must deposit his or her FNBG share certificates and demand payment from FNBG in accordance with the terms of the dissenters' notice. A dissenting shareholder who does not deposit his or her share certificates and demand payment from FNBG by the date set forth in the dissenters' notice will forfeit his or her right to payment under Article 13 of the GBCC.

        Within ten days after the later of the date that the merger is completed, or the date on which FNBG receives a payment demand, FNBG will send a written offer to each shareholder who complied with the provisions set forth in the dissenters' notice to pay each such shareholder an amount that

FNBG estimates to be the fair value of his or her shares, plus accrued interest. The offer of payment will be accompanied by:

  •
  FNBG's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of making an offer, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

  •
  an explanation of how any interest was calculated;

  •
  a statement of the dissenting shareholder's right to demand payment of a different amount under Section 14-2-1327 of the GBCC; and

  •
  a copy of Article 13 of the GBCC.

        If the dissenting shareholder chooses to accept the FNBG offer of payment, he or she must do so by written notice to FNBG within 30 days after receipt of the offer. A dissenting shareholder will be deemed to have accepted the offer of payment if he or she does not respond to that offer within the 30-day period. FNBG must make payment to each shareholder who responds to the offer of payment within 60 days after the making of the offer of payment, or the effective date of the merger, whichever is later. Upon payment, the dissenting shareholder will cease to have any interest in his or her shares of FNBG common stock.

        If within 30 days after FNBG offers payment for the shares of a dissenting shareholder, the dissenting shareholder does not accept the estimate of fair value of his or her shares and interest due thereon and demands payment of his or her own estimate of the fair value of the shares and interest due thereon, then FNBG, within 60 days after receiving the payment demand of a different amount from a dissenting shareholder, must file an action in the Superior Court in Gwinnett County, Georgia, requesting that the fair value of those shares be determined. FNBG must make all dissenting shareholders whose demands remain unsettled parties to the proceeding. If FNBG does not commence the proceeding within that 60-day period, it will be required to pay each dissenting shareholder whose demand remains unsettled the amount demanded by the dissenting shareholder.

        FNBG urges its shareholders to read all of the dissenter's rights provisions of the GBCC, which are reproduced in full in Appendix B to this proxy statement/prospectus and which are incorporated by reference into this proxy statement/prospectus.

Material Federal Income Tax Consequences of the Merger and Opinion of Tax Counsel

        FNBG has received an opinion from GB&T's counsel, Hulsey, Oliver & Mahar, LLP, to the effect that, assuming the merger is completed in accordance with the terms of the merger agreement:

  •
  The merger of FNBG into GB&T and the issuance of shares of GB&T common stock, as described in this proxy statement/prospectus and in the merger agreement, will constitute a tax-free reorganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended;

  •
  Holders of FNBG common stock will not recognize any gain or loss upon the exchange of that stock for GB&T common stock as a result of the merger;

  •
  Holders of FNBG common stock will recognize gain or loss under Section 302 of the Internal Revenue Code upon their receipt of cash instead of GB&T common stock or for fractional shares of GB&T common stock and upon their receipt of cash in connection with their exercise of dissenter's rights;

  •
  FNBG will not recognize any gain or loss as a result of the merger;

  •
  The aggregate tax basis of the GB&T common stock received by shareholders of FNBG under the merger will be the same as the tax basis of the shares of FNBG common stock exchanged therefor, decreased by any portion of that tax basis allocated to fractional shares of GB&T common stock that are treated as redeemed by GB&T; and

  •
  The holding period of the shares of GB&T common stock received by the shareholders of FNBG will include the holding period of the shares of FNBG common stock exchanged therefor, provided that the FNBG common stock is held as a capital asset on the date of completion of the merger.

        No ruling will be requested from the Internal Revenue Service with respect to any Federal income tax consequences of the merger.

        The tax opinion above and the preceding discussion relate to the material Federal income tax consequences of the merger to FNBG shareholders. FNBG shareholders are advised to consult their own tax advisors as to any state, local, or other tax consequences of the merger.

INFORMATION ABOUT GB&T

General

        GB&T was incorporated under the laws of the State of Georgia in 1997. All of GB&T's activities are currently conducted through its wholly-owned subsidiaries, Gainesville Bank & Trust, which was organized as a Georgia banking corporation in 1987, and its divisions Southern Heritage Bank, Lumpkin County Bank and Bank of Athens; United Bank & Trust Company, which was acquired as a result of a merger with UB&T Financial Services Corporation in March 2000; Community Trust Bank, which was acquired as a result of a merger with its holding company, Community Trust Financial Services Corporation, on June 30, 2001; HomeTown Bank of Villa Rica, which was acquired as a result of a business combination on November 30, 2002; First National Bank of the South, which was acquired as a result of a merger with its holding company, Baldwin Bancshares, Inc., on August 31, 2003; Community Loan Company, which was organized as a consumer finance company in 1995.

        GB&T has three subsidiary trusts, GB&T Bancshares Statutory Trust I, GB&T Bancshares Statutory Trust II and Southern Heritage Statutory Trust I, which own subordinated debentures carrying the same rate of interest as the trust preferred securities issued to finance the investment in such debentures. As of September 30, 2004, GB&T had $29.9 million in aggregate principal amount of trust preferred securities outstanding.

        At December 31, 2003, GB&T had total consolidated assets of approximately $944 million, total consolidated deposits of approximately $729 million, total consolidated loans of approximately $710 million, and total consolidated shareholders' equity of approximately $97 million. GB&T had net income for the year ended December 31, 2003 of $7.7 million, or $1.03 per diluted share, compared to $6.5 million, or $1.06 per diluted share, for the year ended December 31, 2002. At September 30, 2004, GB&T had total consolidated assets of approximately $1.2 billion, total consolidated deposits of approximately $941 million, total consolidated net loans of approximately $893 million, and total consolidated shareholders' equity of approximately $136 million. GB&T had net income for the nine months ended September 30, 2004 of $6.9 million, or $0.77 per diluted share, compared to $4.9 million, or $0.69 per diluted share for the nine months ended September 30, 2003.

Available Information

        Financial information, information relating to executive compensation, various benefit plans, voting securities and the principal holders of voting securities, relationships and related transactions and other related matters as to GB&T, are set forth in GB&T's Form 10-K for the year ended December 31, 2003, its Form 10-Q for the three month periods ended March 31, 2004, June 30, 2004 and September 30, 2004, and other filings with the SEC, which are incorporated into this document by reference. See "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference" on pages 42 and 43.

Recent Developments

        GB&T recently completed a public offering of 1,651,680 shares of its common stock at a price of $23.00 per share. Keefe, Bruyette & Woods, Inc. served as the sole underwriter of the offering.

        Net proceeds to GB&T, after deducting the underwriting discount and estimated offering expenses, were approximately $35.4 million. GB&T intends to use the net proceeds of the offering for general corporate purposes, which may include, among other things, working capital needs, investments in its subsidiary banks to support their growth, and the potential purchase of land and the construction of a new building for Bank of Athens, a division of Gainesville Bank & Trust.

Description of Securities

        The following is a summary of material provisions of GB&T's common stock:

        General.    The authorized capital stock of GB&T currently consists of 20,000,000 shares of common stock, no par value. As of December 31, 2004, 11,772,352 shares of common stock were issued and outstanding. Additionally, as of December 31, 2004, there were exercisable options to acquire 677,781 shares of GB&T common stock.

        Common Stock.    All voting rights are vested in the holders of the common stock. Each holder of common stock is entitled to one vote per share on any issue requiring a vote at any meeting. The shares do not have cumulative voting rights. All shares of GB&T common stock are entitled to share equally in any dividends that GB&T's board of directors may declare on GB&T common stock from sources legally available for distribution. The determination and declaration of dividends is within the discretion of GB&T's board of directors. Upon liquidation, holders of GB&T common stock will be entitled to receive on a pro-rata basis, after payment or provision for payment of all debts and liabilities of GB&T, all assets of GB&T available for distribution, in cash or in kind. GB&T's Articles of Incorporation, as amended, do not grant preemptive rights to the holders of GB&T common stock.

        The outstanding shares of GB&T common stock are, and the shares of GB&T common stock to be issued by GB&T in connection with the merger will be, duly authorized, validly issued, fully paid and nonassessable.

        Transfer Agent and Registrar.    The Transfer Agent and Registrar for GB&T's common stock is Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 67616-3672.

INFORMATION ABOUT
FNBG BANCSHARES, INC.

        FNBG was incorporated under the laws of the State of Georgia on October 10, 2003 to serve as a bank holding company for First National Bank of Gwinnett. All of FNBG's activities are currently conducted through its wholly-owned subsidiary, First National Bank of Gwinnett, which was organized under the laws of the United States and commenced business operations on November 14, 2000, in a temporary facility located at 2734 Meadow Church Road, Duluth, Gwinnett County, Georgia. The bank is a full service commercial bank. The bank moved to its permanent facility also located at 2734 Meadow Church Road on August 6, 2001. The bank offers a full range of interest bearing and non-interest bearing accounts, including commercial and retail checking accounts, money market accounts, individual retirement accounts, regular interest bearing statement savings accounts, certificates of deposit, deposit box rental, commercial loans, real estate loans, home equity loans and consumer/installment loans. In addition, the bank provides such consumer services as U.S. Savings Bonds, travelers checks, cashiers checks, bank by mail services, direct deposit, credit cards and automatic teller services. Effective January 1, 2004, shareholders of First National Bank of Gwinnett exchanged their common shares for a like number of shares in FNBG.

        As of September 30, 2004, FNBG had consolidated total assets of approximately $116 million, consolidated total deposits of approximately $100 million, consolidated total loans of approximately $95 million and shareholders' equity of approximately $8.4 million. First National Bank of Gwinnett had net income for the year ended December 31, 2003 of $655,165, or $0.81 per diluted share, compared to net income of $566,327, or $0.70 per diluted share, for the year ended December 31, 2002. FNBG had consolidated net income for the nine months ended September 30, 2004 of $514,803, or $0.63 per diluted share. Due to the size of FNBG relative to GB&T, FNBG's financial statements are not included in this proxy statement/prospectus.

Market for FNBG Common Stock

        FNBG common stock is not listed for quotation on any stock exchange. There is no active market for shares of FNBG common stock, although management of FNBG is from time to time made aware of transactions in its common stock. The range of prices per share of common stock involved in such transactions during 2003 and the first three quarters of 2004 was between $12.50 and $13.00. As of December 31, 2004, FNBG had approximately 462 shareholders of record of its common stock.

Dividends

        FNBG has paid no dividends to its shareholders since inception and there are no plans to pay dividends in the future. The principal sources of FNBG's cash flow, including cash flow that could be used to pay dividends to its shareholders, are dividends that First National Bank of Gwinnett pays to its sole shareholder, FNBG. The bank is required by federal law to obtain prior approval of the Office of the Comptroller of the Currency for payments of dividends if the total of all dividends declared by the bank's board of directors in any year will exceed (i) the total of the bank's net profits for that year, plus (ii) the bank's retained net profits of the preceding two years, less any required transfers to surplus.

        The payment of dividends by the bank may also be affected by other factors, such as the requirement to maintain adequate capital above regulatory guidelines. If, in the opinion of the Office of the Comptroller of the Currency, the bank were engaged in or about to engage in an unsafe or unsound practice, the Office of the Comptroller of the Currency could require, after notice and a hearing, that the bank stop or refrain from engaging in the practice. The federal banking agencies have indicated that paying dividends that deplete a depository institution's capital base to an inadequate level would be an unsafe and unsound banking practice. Under the Federal Deposit Insurance Corporation Improvement Act of 1991, a depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. Moreover, the federal agencies have issued policy statements that provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings.

Beneficial Ownership of Securities

        The following table lists information concerning the beneficial ownership of FNBG's common stock as of January 21, 2005 by (i) each person known to FNBG to beneficially own more than 5% of FNBG's common stock, (ii) each director and executive officer and (iii) all directors and executive officers as a group. Except as set forth below, the shareholders listed below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Name of Beneficial Owner	Common Stock Beneficially Owned(1)	Percent of Shares(2)
John E. Mansour(3)	41,656	4.49
Edwin A. Brewster(4)	21,000	2.26
James W. Brown(5)	43,000	4.63
Martha E. Brown(6)	11,000	1.18
J. Grady Coleman(7)	20,000	2.16
Terry C. Evans(8)	43,647	4.70
J. David Jones, Jr.(9)	20,000	2.16
E. Paul Jones(10)	4,000	*
Jesse C. Long(11)	30,739	3.31
Richard D. Stevens(12)	52,900	5.70
All executive officers and directors as a group (10 persons)(13)	287,942	30.77

The address for each of the persons named above is 2734 Meadow Church Road, Duluth, Georgia 30097.

*
Reflects beneficial ownership of less than 1%.

(1)
For purposes of this table, a person is deemed to be the beneficial owner of any shares of FNBG common stock (i) over which he or she has or shares voting power or investment power, or (ii) of which he or she has the right to acquire beneficial ownership at any time within 60 days of January 21, 2005. As used herein, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares. Unless otherwise noted, all shares are owned directly by the named individual or by their spouses and minor children, over which shares the named individual(s) exercise shared voting and investment power.

(2)
In calculating percentage ownership for a given individual or group of individuals, the number of shares of the common stock outstanding includes unissued shares subject to options exercisable within 60 days of January 21, 2005 held by that individual or group.

(3)
Includes warrants to purchase 20,000 shares which are currently exercisable. Includes 1,200 shares owned by Mr. Mansour's children and 377 shares held by Renee Mansour, with respect to which Mr. Mansour shares investment and voting power. Also include 2,000 shares held jointly by Mr. Mansour & Renee Mansour.

(4)
Includes warrants to purchase 10,000 shares which are currently exercisable. Includes 1,000 shares owned by Mr. Brewster's children with respect to which Mr. Brewster has investment and voting power.

(5)
Includes warrants to purchase 20,000 shares which are currently exercisable. Includes 3,000 shares owned by Mr. Brown's daughters, with respect to which Mr. Brown shares investment and voting power.

(6)
Includes options to purchase 6,000 shares which are currently exercisable under FNBG's 2000 Stock Option Plan.

(7)
Includes warrants to purchase 10,000 shares which are currently exercisable.

(8)
Includes warrants to purchase 10,000 shares which are currently exercisable and options to purchase 23,247 shares which are currently exercisable under FNBG's 2000 Stock Option Plan. Also includes 400 shares held by Tolbert and Lucy Lester.

(9)
Includes warrants to purchase 10,000 shares which are currently exercisable.

(10)
Includes options to purchase 4,000 shares which are currently exercisable under FNBG's 2000 Stock Option Plan.

(11)
Includes warrants to purchase 15,000 shares which are currently exercisable. Includes 739 shares held by Marilyn Ray Long, with respect to which Mr. Long shares investment and voting power.

(12)
Includes warrants to purchase 25,000 shares which are currently exercisable. Includes 400 shares held by Mr. Stevens' spouse and 1,000 shares held by Mr. Stevens and his children, with respect to which Mr. Stevens has investment and voting power.

(13)
Includes 120,000 warrants granted to the Directors and 33,247 options granted to the executive officers, all of which are currently exercisable.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

GB&T

        After the merger, the board of directors of GB&T plans to elect one of its directors or one of its emeritus directors to serve on the First National Bank of Gwinnett board of directors.

FNBG

        Positions on GB&T Board of Directors.    After the merger, the board of directors of GB&T plans to elect a current member of FNBG's board of directors to serve on the GB&T board.

        Employment of Terry C. Evans.    GB&T has entered into an employment agreement effective at the consummation of the merger that will employ Mr. Evans at a base annual salary of $150,000. Either party may terminate the employment agreement upon 30 days written notice to the other party. Mr. Evans will also receive incentive compensation, including an option to purchase 5,000 shares of GB&T stock, and certain fringe benefits, including retirement plan, insurance, director fees, vacation, sick days, and a bank automobile. If termination is for cause or by Mr. Evans for other than good reason as defined in the employment agreement, Mr. Evans will receive only accrued but unpaid base compensation. If termination is without cause or for good reason by Mr. Evans, Mr. Evans will receive his accrued but unpaid base compensation plus a pro rata share of the current fiscal year's target incentive compensation. In the event that Mr. Evans' employment is terminated for cause or by Mr. Evans for other than good reason, Mr. Evans is prohibited from soliciting customers except on behalf of GB&T and from soliciting services from persons employed by GB&T on behalf of a competing financial institution, for a period of 12-months following the earlier of the date Mr. Evans gives notice of termination without good reason or date the employment agreement is terminated for cause, in specified Georgia counties.

        Employment of Emory Paul Jones.    GB&T has entered into an employment agreement with Mr. Jones on terms identical to those provided in the agreement with Mr. Evans except that Mr. Jones' base annual salary will be $115,000 and he will receive an option to purchase 2,500 shares of GB&T stock.

        Change of Control Payments.    Immediately prior to closing the merger, FNBG will pay Emory Paul Jones, FNBG's Executive Vice President of Lending, a lump-sum change of control payment of $50,000 and will pay Martha E. Brown, FNBG's Secretary, a lump-sum change of control payment in an amount equal to her accrued bonus. Following the merger, Ms. Brown will receive an amount equal to her base salary, payable in 12 equal monthly installments.

        Accelerated Vesting of Stock Options.    In connection with the Merger, the FNBG board of directors will amend the FNBG Bancshares 2004 Stock Incentive Plan to eliminate the provision that currently precludes the acceleration of the vesting of any outstanding option on account of a change in control if the change of control occurs within three years of the option grant date. Following the amendment to the Stock Incentive Plan, the compensation committee of the board of directors, which administers the Stock Incentive Plan, intends to revise the terms of the outstanding options granted to E. Paul Jones, Martha E. Brown and Heidi Cochran, all officers of FNBG, to allow vesting of these options upon a change in control, even if the change in control occurs within three years of the date of the applicable option grant. The options currently outstanding in favor of each of these individuals represent the aggregate right to purchase, respectively, 15,000, 15,000 and 2,000 shares of FNBG Bancshares common stock. As a result of this contemplated action by the compensation committee, the options described above will become immediately vested and exercisable in full immediately prior to the consummation of the merger and, after the merger, will be converted into immediately vested and exercisable options to purchase shares of GB&T common stock, in accordance with the terms of the merger agreement.

SUPERVISION AND REGULATION

        GB&T and FNBG are subject to extensive federal and state banking laws and regulations that impose specific requirements or restrictions on and provide for general regulatory oversight of virtually all aspects of their operations. These laws and regulations are generally intended to protect depositors rather than shareholders. Neither GB&T nor FNBG can predict the effect that fiscal or monetary policies, or new federal or state legislation, may have on their business and earnings in the future. A summary of the statutory and regulatory provisions is set forth in GB&T's Annual Report on Form 10-K for the year ended December 31, 2003, which is incorporated by reference into this proxy statement/prospectus.

LEGAL MATTERS

        Hulsey, Oliver & Mahar, LLP, counsel to GB&T, has provided an opinion as to: (i) the legality of the GB&T common stock to be issued in connection with the merger; and (ii) the income tax consequences of the merger. As of the date of this proxy statement/prospectus, members of Hulsey, Oliver & Mahar, LLP own an aggregate of 105,486 shares of, and options to purchase 5,619 shares of, GB&T common stock, and Samuel L. Oliver, a partner, is the vice chairman of the board of directors of GB&T.

EXPERTS

        The audited consolidated financial statements of GB&T and its subsidiaries included or incorporated by reference in this proxy statement/prospectus have been audited by Mauldin & Jenkins, L.L.C., an independent registered public acccounting firm, to the extent and for the periods indicated in its report, and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

OTHER MATTERS

        Management of FNBG knows of no other matters which may be brought before the special shareholders' meeting. If any matter other than the proposed merger or related matters should properly come before the special meeting, however, the persons named in the enclosed proxies will vote proxies in accordance with their judgment on those matters.

WHERE YOU CAN FIND MORE INFORMATION

        GB&T is subject to the informational requirements of the Securities Exchange Act of 1934, which means that GB&T is required to file reports, proxy statements, and other information, all of which are available at the Public Reference Section of the Securities and Exchange Commission (the "SEC") at Room 1024, 450 Fifth Street, NW, Washington, D.C. 20549. You may also obtain copies of the reports, proxy statements, and other information from the Public Reference Section of the SEC, at prescribed rates, by calling 1-800-SEC-0330. The SEC maintains a World Wide Web site on the Internet at http://www.sec.gov where you can access reports, proxy, information and registration statements, and other information regarding registrants that file electronically with the SEC through the EDGAR system.

        GB&T has filed a registration statement on Form S-4 to register the GB&T common stock to be issued to the FNBG shareholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of GB&T in addition to being a proxy statement of FNBG for the special meeting of FNBG shareholders to be held on February 28, 2005, as described in this proxy statement/prospectus. As allowed by SEC rules, this proxy statement/prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. This proxy statement/prospectus summarizes some of the documents that are exhibits to the registration statement, and you should refer to the exhibits for a more complete description of the matters covered by those documents.

        FNBG is subject to the informational requirements of the Securities Exchange Act of 1934, which means that FNBG is required to file reports, proxy statements, and other information, all of which are available at the Public Reference Section of the SEC at Room 1024, 450 Fifth Street, NW, Washington, D.C. 20549. You may also obtain copies of the reports, proxy statements, and other information from the Public Reference Section of the SEC, at prescribed rates, by calling 1-800-SEC-0330. The SEC maintains a World Wide Web site on the Internet at http://www.sec.gov where you can access reports, proxy, information and registration statements, and other information regarding registrants that file electronically with the SEC through the EDGAR system.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows GB&T to incorporate by reference certain information into this document, which means that GB&T can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered part of this document, except for any information superseded by information contained directly in this document or in later filed documents incorporated by reference in this document.

        This document incorporates by reference the documents set forth below that GB&T has previously filed with the SEC. These documents contain important information about GB&T and their respective businesses:

GB&T Filings (File No. 000-24203)

  •
  GB&T's Annual Report on Form 10-K for the year ended December 31, 2003;

  •
  GB&T's Quarterly Report on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004, and September 30, 2004;

  •
  GB&T's Current Reports on Form 8-K dated May 19, 2004, October 7, 2004, and October 21, 2004; and

  •
  The re-issued report of Mauldin & Jenkins, L.L.C. filed as part of GB&T's Registration Statement on Form S-3 (Registration No. 333-119789) on October 15, 2004, including any amendments or reports filed for the purpose of updating such report.

        GB&T also incorporates by reference additional documents that may be filed with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this proxy statement/prospectus and prior to the special meeting are also incorporated by reference into this proxy statement/prospectus.

        All information concerning GB&T and its subsidiaries has been furnished by GB&T, and all information concerning FNBG has been furnished by FNBG. You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus in making your decision to vote on the merger. We have not authorized anyone to provide you with information that is different from that contained in this proxy statement/prospectus.

        This proxy statement/prospectus is dated January 25, 2005. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of this proxy statement/prospectus to shareholders nor the issuance of GB&T common stock in the merger shall create any implication to the contrary.

        This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction. Neither the delivery of this proxy statement/prospectus nor any distribution of securities made hereunder shall, under any circumstances, create an implication that there has been no change in information set forth or incorporated in this document by reference or in the affairs of GB&T or FNBG since the date of this proxy statement/prospectus.

By order of the Board of Directors of FNBG Bancshares, Inc.

Martha E. Brown, Secretary January 25, 2005 Duluth, Georgia

APPENDIX A

AGREEMENT AND PLAN OF REORGANIZATION

        THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made and entered into as of October 1, 2004 by and between GB&T Bancshares, Inc. ("GB&T"), a corporation organized and existing under the laws of the State of Georgia, with its principal office located in Gainesville, Georgia, and FNBG Bancshares, Inc. ("FNBG"), a corporation organized and existing under the laws of the State of Georgia, with its principal office located in Duluth, Georgia.

PREAMBLE

        The Boards of Directors of GB&T and FNBG are of the opinion that the transactions described herein are in the best interests of the parties and their respective shareholders. This Agreement provides for the merger of FNBG with and into GB&T, with GB&T being the surviving corporation of the merger. At the effective time of such merger, the outstanding shares of capital stock of FNBG will be converted into the right to receive shares of capital stock of GB&T. As a result, shareholders of FNBG will become shareholders of GB&T, and the wholly-owned subsidiary of FNBG, First National Bank of Gwinnett ("FNB Gwinnett"), will continue to conduct business and operations as a wholly-owned subsidiary of GB&T. The transactions described in this Agreement are subject to the approvals of the Boards of Directors of both GB&T and FNBG, the shareholders of FNBG, the Board of Governors of the Federal Reserve System, the Georgia Department of Banking and Finance and the satisfaction of certain other conditions described in this Agreement. It is the intention of the Parties that the merger for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code.

        As a condition and inducement to GB&T's willingness to consummate the transactions contemplated by this Agreement, each of the directors of FNBG will execute and deliver to GB&T an agreement (a "Support Agreement") within ten (10) calendar days of the date of this Agreement, in substantially the form of Exhibit 6 to this Agreement.

        Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

        NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants and agreements set forth herein, the receipt and legal sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
TRANSACTIONS AND TERMS OF MERGER

1.1	Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, FNBG shall be merged with and into GB&T in accordance with the provisions of Sections 14-2-1101, 14-2-1103, and 14-2-1105 of the GBCC and with the effect provided in Section 14-2-1106 of the GBCC (the "Merger"). GB&T shall be the Surviving Corporation resulting from the Merger. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of GB&T and FNBG.
1.2
Time and Place of Closing. The Closing will take place at 10:00 a.m. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 10:00 a.m.), or at such other time as the Parties, acting through their Designated Officers may mutually agree. The place of Closing shall be at the offices of Hulsey, Oliver & Mahar, LLP, Gainesville, Georgia, or such other place as may be mutually agreed upon by the Parties.

1.3
Effective Time. The Merger and the other transactions contemplated by this Agreement shall become effective on the date and at the time the Articles of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Georgia (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the Designated Officer of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on the last business day of the month in which occurs the last to occur of (a) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, (b) the date on which the shareholders of FNBG approve this Agreement to the extent such approval is required by applicable Law; or such later date as may be mutually agreed upon in writing by the Designated Officer of each Party.
1.4
Execution of Support Agreements. Within ten (10) calendar days of the execution of this Agreement and as a condition hereto, each of the directors of FNBG will execute and deliver to GB&T a Support Agreement, in substantially the form of Exhibit 6 to this Agreement.

ARTICLE II
TERMS OF MERGER

2.1
Articles of Incorporation. The Articles of Incorporation of GB&T in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation from and after the Effective Time until otherwise amended or repealed.
2.2	Bylaws. The Bylaws of GB&T in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation from and after the Effective Time until otherwise amended or repealed.
2.3	Directors and Officers.
(a)
The officers and directors of the Surviving Corporation from and after the Effective Time shall consist of the officers and directors of GB&T immediately preceding the Effective Time, together with a director from the present FNBG board of directors to be selected by the GB&T board of directors. Such officers and directors shall serve in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.
(b)
The directors of FNB Gwinnett from and after the Effective Time shall consist of the directors of FNB Gwinnett immediately preceding the Effective Time, together with a director from the GB&T board of directors as selected by the GB&T board of directors. Such directors shall serve in accordance with the Articles of Incorporation and Bylaws of FNB Gwinnett.

ARTICLE III
MANNER OF CONVERTING SHARES

3.1
Conversion of Shares. Subject to the provisions of this Article III, at the Effective Time, by virtue of the Merger and without any action on the part of GB&T or FNBG, or the shareholders of either of the foregoing, the shares of the constituent corporations shall be converted as follows:
	(a)	Each share of GB&T Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

(b)
Each share of FNBG Common Stock (excluding shares held by GB&T or FNBG or any of their respective Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive (1) cash, and/or (2) shares of GB&T Common Stock, as stated hereinafter. Subject to the overall limit that no more than 30 percent of the consideration for conversion of all of the FNBG shares be paid in the form of cash, individual shareholders of FNBG will be given the option to select either (X) cash of $30.00 for each share of FNBG stock or (Y) 1.38 shares of GB&T Common Stock for each share of FNBG stock ("the Exchange Ratio"). Alternatively, shareholders of FNBG may select a percentage they wish to receive in cash and a percentage in GB&T Common Stock. In the event that the total amount to be received in cash as selected by the shareholders of FNBG exceeds $8,753,760.00, then the amount of cash to be received by each FNBG shareholder electing some portion as cash shall be adjusted downward, pro-rata, so that the overall limit of cash of $8,753,760.00 is not exceeded. If no election is made by a shareholder, then the shareholder shall receive One Hundred Percent (100%) in GB&T Common Stock.
3.2
Anti-Dilution Provisions. In the event GB&T or FNBG changes the number of shares of GB&T Common Stock or FNBG Common Stock, respectively, issued and outstanding prior to the Effective Time as a result of a stock split, reverse stock split, stock dividend or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date therefor (in the case of a stock split or similar recapitalization) shall be after the date hereof and prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.
3.3
Shares Held by GB&T or FNBG. Each of the shares of FNBG Common Stock held by any GB&T Company or by any FNBG Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.
3.4	Conversion of Stock Options; Restricted Stock.
(a)
Each option to purchase FNBG Common Stock ("FNBG Option") outstanding at the Effective Time shall be converted into and become rights with respect to GB&T Common Stock and GB&T shall assume each such option in accordance with the terms of the stock option plan under which it was issued and the stock option or other agreement by which it is evidenced. From and after the Effective Time (all subject to appropriate adjustment for any transactions described in Section 3.2 if the record date with respect to such transaction is on or after the Effective Time), (i) each FNBG Option assumed by GB&T may be exercised solely for GB&T Common Stock, (ii) the number of GB&T Common Stock subject to each FNBG Option shall be equal to the number of shares of FNBG Common Stock subject to each such FNBG Option immediately prior to the Effective Time, multiplied by the Exchange Ratio and (iii) the per share exercise price of the GB&T Common Stock subject to the FNBG Options shall be determined by dividing the per share exercise price of the FNBG Common Stock subject to each such FNBG Option by the Exchange Ratio and rounding down to the nearest cent. It is intended that the foregoing assumption of FNBG Options shall be undertaken in a manner that will not constitute a "modification" as defined in Section 424 of the Internal Revenue Code as to any FNBG Option which is an incentive stock option as defined in Section 422 of the Internal Revenue Code. GB&T will modify each stock option that it assumes (as long as in the opinion of counsel for FNBG such "modification" will not constitute a modification as defined in Section 424 of the Internal Revenue Code for options which are incentive stock options) to provide that the options may be exercised, in addition to the other payment methods set out in the relevant option plan, by the reduction of the number of shares subject to the option so that the difference between the option exercise price for such shares and the fair market value of such shares on the option exercise date shall equal the option exercise price of the total number of shares for which the option is being exercised.

(b)
At all times after the Effective Time, GB&T shall reserve for issuance such number of GB&T Common Stock as shall be necessary to permit the exercise of FNBG Options in the manner contemplated by this Agreement. At or prior to, or at the election of GB&T within a reasonable time (not to exceed 30 days) after, the Effective Time, GB&T shall file a Registration Statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate form), with respect to the GB&T Common Stock subject to the FNBG Options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as any of the FNBG Options remain outstanding. GB&T shall make any filings required under any applicable state securities laws to qualify the GB&T Common Stock subject to such FNBG Options for resale thereunder.
3.5
Dissenting Shareholders. Any holder of shares of FNBG Common Stock who perfects such holder's dissenters' rights of appraisal in accordance with and as contemplated by Article 13 of the GBCC shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of the GBCC; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the GBCC and has surrendered to GB&T the certificate or certificates representing shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of FNBG fails to perfect, or effectively withdraws or loses, such holder's right to appraisal and of payment for such holder's shares, GB&T shall issue and deliver the consideration to which such holder of shares of FNBG Common Stock is entitled under this Article III (without interest) upon surrender by such holder of the certificate or certificates representing shares of FNBG Common Stock held by such holder.
3.6
Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of shares of FNBG Common Stock exchanged pursuant to the Merger, or of options to purchase shares of FNBG Common Stock, who would otherwise have been entitled to receive a fraction of a share of GB&T Common Stock or the right to purchase a fraction of a share (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of GB&T Common Stock multiplied by $21.74. No such holder will be entitled to dividends, voting rights, or any other rights as a stockholder in respect of any fractional shares.

ARTICLE IV
EXCHANGE OF SHARES

4.1
Exchange Procedures. Promptly after the Effective Time, GB&T and FNBG shall cause the exchange agent selected by GB&T (the "Exchange Agent") to mail to the former holders of FNBG Common Stock appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of FNBG Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). After the Effective Time, each holder of shares of FNBG Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement or shares as to which dissenters' rights have been perfected as provided in Section 3.5 of this Agreement) issued and outstanding at the Effective Time, shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1 and 3.6 of this Agreement, together with all undelivered dividends or distributions in respect of such shares (without interest thereon)pursuant to Section 4.2 of this Agreement. Neither GB&T nor the Exchange Agent shall be obligated to deliver the consideration to which any former holder of FNBG Common Stock is entitled as a result of the Merger until such holder surrenders his or her certificate or certificates representing the shares of FNBG Common Stock for exchange, as provided in this Section 4.1 or appropriate affidavits and indemnity agreements in the event such share certificates have been lost, mutilated, or destroyed. The certificate or certificates of FNBG Common Stock so surrendered shall be duly endorsed as GB&T may require. Any other provision of this Agreement notwithstanding, neither GB&T nor the Exchange Agent shall be liable to a holder of FNBG Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

4.2
Rights of Former FNBG Shareholders. The stock transfer books of FNBG shall be closed as to holders of FNBG Common Stock immediately prior to the Effective Time and no transfer of FNBG Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of FNBG Common Stock (other than shares to be canceled pursuant to Section 3.3 or shares as to which dissenters' rights have been perfected as provided in Section 3.5 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 3.1 and 3.6 of this Agreement in exchange therefor. To the extent permitted by Law, former holders of record of FNBG Common Stock shall be entitled to vote after the Effective Time at any meeting of GB&T shareholders the number of whole shares of GB&T Common Stock into which their respective shares of FNBG Common Stock are converted, regardless of whether such holders have exchanged their certificates representing FNBG Common Stock for certificates representing GB&T Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by GB&T on the GB&T Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of GB&T Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of FNBG Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 of this Agreement. However, upon surrender of such FNBG Common Stock certificate, both GB&T Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such certificate.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF FNBG

        FNBG hereby represents and warrants to GB&T as follows:

5.1
Organization, Standing, and Power. FNBG is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Georgia and is duly registered as a bank holding company under the BHC Act and under Georgia law. FNBG has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. FNBG is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNBG.

5.2	Authority; No Breach By Agreement.
(a)
FNBG has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of FNBG, subject to the approval of this Agreement by the holders of a majority of the outstanding shares of FNBG Common Stock, which is the only shareholder vote required for approval of this Agreement and consummation of the Merger by FNBG. Subject to such requisite shareholder approval, this Agreement represents a legal, valid and binding obligation of FNBG, enforceable against FNBG in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).
(b)
Neither the execution and delivery of this Agreement by FNBG, nor, except as described in Section 5.2 of the FNBG Disclosure Memorandum, the consummation by FNBG of the transactions contemplated hereby, nor compliance by FNBG with any of the provisions hereof will (i) conflict with or result in a breach of any provision of FNBG's Articles of Incorporation or Bylaws, or (ii) to the Knowledge of FNBG subject to the receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any FNBG Company under, any Contract or Permit of any FNBG Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNBG, or (iii) to the Knowledge of FNBG subject to receipt of the requisite approvals referred to in Section 9.1 (b) of this Agreement, violate any Law or Order applicable to any FNBG Company or any of their respective Assets.
(c)
Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNBG, no notice to, filing with, or Consent of any public body or authority is necessary for the consummation by FNBG of the Merger and the other transactions contemplated in this Agreement.
5.3	Capital Stock.
(a)
The authorized capital stock of FNBG consists of shares of FNBG Common Stock, of which shares are issued and outstanding as of the date of this Agreement and not more than shares will be issued and outstanding at the Effective Time. All of the issued and outstanding shares of capital stock of FNBG are duly and validly issued and outstanding and are fully paid and nonassessable under the GBCC. None of the outstanding shares of capital stock of FNBG have been issued in violation of any preemptive rights of the current or past shareholders of FNBG.

(b)
Except as set forth in Section 5.3 of this Agreement, or as disclosed in Section 5.3 of the FNBG Disclosure Memorandum, there are no shares of capital stock or other equity securities of FNBG outstanding and no outstanding Rights relating to the capital stock of FNBG.
5.4
FNBG Subsidiaries. FNBG has disclosed in Section 5.4 of the FNBG Disclosure Memorandum all of the FNBG Subsidiaries as of the date of this Agreement. Except as disclosed in Section 5.4 of the FNBG Disclosure Memorandum, FNBG or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each FNBG Subsidiary. No equity securities of any FNBG Subsidiary are or may become required to be issued (other than to another FNBG Company) by reason of any Rights, and there are no Contracts by which any FNBG Subsidiary is bound to issue (other than to another FNBG Company) additional shares of its capital stock or Rights, or by which any FNBG Company is or may be bound to transfer any shares of the capital stock of any FNBG Subsidiary (other than to another FNBG Company). There are no Contracts relating to the rights of any FNBG Company to vote or to dispose of any shares of the capital stock of any FNBG Subsidiary. All of the shares of capital stock of each FNBG Subsidiary held by a FNBG Company are fully paid and nonassessable under the applicable Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by a FNBG Company free and clear of any Lien except as disclosed by the FNBG Disclosure Memorandum. Each FNBG Subsidiary is either a bank, a savings association or a corporation and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is organized and has the corporate power and authority necessary for it to own, lease and operate its Assets and to carry on its business as now conducted. Each FNBG Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNBG. Each FNBG Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance Fund or the Savings Association Insurance Fund, as appropriate.
5.5
Financial Statements. FNBG has included in Section 5.5 of the FNBG Disclosure Memorandum copies of all FNBG Financial Statements for periods ended prior to the date hereof and will deliver to GB&T copies of all FNBG Financial Statements prepared subsequent to the date hereof. The FNBG Financial Statements (as of the dates thereof and for the periods covered thereby) (a) are, or if dated after the date of this Agreement will be, in accordance with the books and records of the FNBG Companies, which are or will be, as the case may be, complete and correct in all Material respects and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (b) present or will present, as the case may be and in all Material respects, fairly the consolidated financial position of the FNBG Companies as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows of the FNBG Companies for the periods indicated, in accordance with GAAP (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not Material in amount or effect).

5.6
Absence of Undisclosed Liabilities. No FNBG Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNBG except (i) Liabilities which are accrued or reserved against in the consolidated balance sheets of FNBG as of July 31, 2004, included in the FNBG Financial Statements or reflected in the notes thereto. No FNBG Company has incurred or paid any Liability since July 31, 2004 except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNBG.
5.7
Absence of Certain Changes or Events. Since July 31, 2004, except as disclosed in Section 5.7 of the FNBG Disclosure Memorandum and to the Knowledge of FNBG, (a) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNBG, and (b) the FNBG Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of FNBG provided in Article VII of this Agreement and which would likely have a Material Adverse Effect on FNBG.
5.8	Tax Matters.
(a)
All Tax returns required to be filed by or on behalf of any of the FNBG Companies have been timely filed or requests for extensions have been timely filed, granted, and have not expired, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on FNBG and all returns filed are complete and accurate in all Material respects to the Knowledge of FNBG. All Taxes shown on filed returns have been paid or adequate provision for the payment thereof has been made. As of the date of this Agreement, to the Knowledge of FNBG, there is no audit examination, deficiency or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on FNBG, except as reserved against in the FNBG Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 5.8(a) of the FNBG Disclosure Memorandum. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.
(b)
Except as disclosed in Section 5.8(b) of the FNBG Disclosure Memorandum, none of the FNBG Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect, and no unpaid tax deficiency has been asserted in writing against or with respect to any FNBG Company, which deficiency is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNBG.
(c)
Adequate provision for any Taxes due or to become due for any of the FNBG Companies for the period or periods through and including the date of the respective FNBG Financial Statements has been made and is reflected on such FNBG Financial Statements.

	(d)	Deferred Taxes of the FNBG Companies have been provided for in accordance with GAAP.
(e)
To the Knowledge of FNBG, each of the FNBG Companies is in compliance with, and its records contain all information and documents (including, without limitation, properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNBG.
5.9
Allowance for Possible Loan Losses. The allowance for possible loan or credit losses (the "Allowance") shown on the balance sheet of FNB Gwinnett included in the most recent FNBG Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the balance sheet of FNB Gwinnett included in the FNBG Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate to the Knowledge of FNBG (within the meaning of GAAP and applicable regulatory requirements or guidelines) t o provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of FNB Gwinnett and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by FNB Gwinnett as of the dates thereof except where the failure of such Allowance to be so adequate is not reasonably likely to have a Material Adverse Effect on FNBG.
5.10
Assets. Except as disclosed in Section 5.10 of the FNBG Disclosure Memorandum or as disclosed or reserved against in the FNBG Financial Statements, the FNBG Companies have good and marketable title, and to the Knowledge of FNBG, free and clear of all Liens, to all of their respective Assets indicated as owned by the respective Company as of the date of the respective FNBG Statement. To the Knowledge of FNBG, all Material tangible properties used in the businesses of the FNBG Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with FNBG's past practices. All Assets which are Material to the business of the FNBG Companies and held under leases or subleases by any of the FNBG Companies are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. The policies of fire, theft, liability and other insurance maintained with respect to the Assets or businesses of the FNBG Companies provide adequate coverage under current industry practices against loss or Liability, and the fidelity and blanket bonds in effect as to which any of the FNBG Companies is a named insured are reasonably sufficient. The Assets of the FNBG Companies include all assets required to operate the business of the FNBG Companies as presently conducted.
5.11	Environmental Matters. Except as disclosed in Section 5.11 of the FNBG Disclosure Memorandum:
(a)
To the Knowledge of FNBG, each FNBG Company, its Participation Facilities and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for noncompliance which is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNBG.

(b)
There is no Litigation pending or to the Knowledge of FNBG threatened before any court, governmental agency or authority or other forum in which any FNBG Company, or to the Knowledge of FNBG, any of its Loan Properties or Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance with any Environmental Law or (ii) relating to the release into the Environment of any Hazardous Material, whether or not occurring at, on, under or involving a site owned, leased or operated by any FNBG Company or any of its Loan Properties or Participation Facilities, except for such Litigation pending or threatened the resolution of which is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNBG, and to the Knowledge of FNBG, there is no reasonable basis for any such Litigation.
(c)
To the Knowledge of FNBG, there have been no releases of Hazardous Material in, on, under or affecting any Participation Facility or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNBG.
5.12
Compliance with Laws. To the Knowledge of FNBG, each FNBG Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNBG, and, to the Knowledge of FNBG, there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNBG. Except as disclosed in Section 5.12 of the FNBG Disclosure Memorandum, no FNBG Company:
(a)
to the Knowledge of FNBG, is in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNBG; and
(b)
to the Knowledge of FNBG, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any FNBG Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNBG, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNBG, or (iii) requiring any FNBG Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.
5.13
Labor Relations. No FNBG Company is the subject of any Litigation asserting that it or any other FNBG Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other FNBG Company to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving any FNBG Company, pending or, to its Knowledge, threatened, nor, to its Knowledge, is there any activity involving any FNBG Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

5.14	Employee Benefit Plans.
(a)
FNBG has disclosed in Section 5.14 of the FNBG Disclosure Memorandum and delivered or made available to GB&T prior to the execution of this Agreement copies in each case of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plans, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any FNBG Company or Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "FNBG Benefit Plans"). Any of the FNBG Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "FNBG ERISA Plan." Each FNBG ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code) is referred to herein as a "FNBG Pension Plan." No FNBG Pension Plan is or has been a multi-employer plan within the meaning of Section 3(37) of ERISA.
(b)
To the Knowledge of FNBG, all FNBG Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNBG. Each FNBG ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and to the Knowledge of FNBG, there are no circumstances likely to result in revocation of any such favorable determination letter. To the Knowledge of FNBG, no FNBG Company nor any other party has engaged in a transaction with respect to any FNBG Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any FNBG Company to a tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNBG.
	(c)	Neither FNBG nor any ERISA Affiliate of FNBG maintains an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA that is or was subject to Title IV of ERISA.
	(d)	Neither FNBG nor any ERISA Affiliate of FNBG has any past, present or future obligation or liability to contribute to any multi-employer plan, as defined in Section 3(37) of ERISA.
(e)
Except as disclosed in Section 5.14(e) of the FNBG Disclosure Memorandum, (i) no FNBG Company has any obligations for retiree health and life benefits under any of the FNBG Benefit Plans, except as required by Section 601 of ERISA and Section 4980B of the Code; (ii)there are no restrictions on the rights of any FNBG Company to amend or terminate any such Plan; and (iii) any amendment or termination of any such Plan will not cause any FNBG Company to incur any Liability that is reasonably likely to have a Material Adverse Effect on FNBG.

(f)
Except as disclosed in Section 5.14(f) of the FNBG Disclosure Memorandum, neither the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of any FNBG Company from any FNBG Company under any FNBG Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any FNBG Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.
(g)
The actuarial present values of all accrued deferred compensation entitlements (including, without limitation, entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any FNBG Company and their respective beneficiaries have been fully reflected on the FNBG Financial Statements to the extent required by and in accordance with GAAP, in all Material respects.
(h)
To the Knowledge of FNBG, FNBG and each ERISA Affiliate of FNBG has complied with the continuation of coverage requirements of Section 1001 of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and ERISA Sections 601 through 608 in a manner that will not cause any FNBG Company to incur any Liability that is reasonably likely to have a Material Adverse Effect on FNBG.
(i)
Except as disclosed in Section 5.14(i) of the FNBG Disclosure Memorandum, neither FNBG nor any ERISA Affiliate of FNBG is obligated, contingently or otherwise, under any agreement to pay any amount which would be treated as a "parachute payment," as defined in Section 280G(b) of the Internal Revenue Code (determined without regard to Section 280G(b)(2)(A)(ii) of the Internal Revenue Code).
(j)
Other than routine claims for benefits, to the Knowledge of FNBG, there are no actions, audits, investigations, suits or claims pending against any FNBG Benefit Plan, any trust or other funding agency created thereunder, or against any fiduciary of any FNBG Benefit Plan or against the assets of any FNBG Benefit Plan.
5.15
Material Contracts. Except as disclosed in Section 5.15 of the FNBG Disclosure Memorandum or otherwise reflected in the FNBG Financial Statements, none of the FNBG Companies, nor any of their respective Assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under, (a) any employment, severance, termination, consulting or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $25,000, excluding "at will" employment arrangements, (b) any Contract relating to the borrowing of money by any FNBG Company or the guarantee by any FNBG Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, Federal Home Loan Bank advances, fully-secured repurchase agreements, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), (c) any Contracts between or among FNBG Companies, and (d) any other Contract (excluding this Agreement) or amendment thereto that is required to be filed as an Exhibit to Form 10-KSB or Form 10-QSB filed by FNBG with the SEC as of the date of this Agreement that has not been filed as an exhibit to any FNBG Form 10-KSB or 10-QSB filed with the SEC (together with all Contracts referred to in Sections 5.10 and 5.14(a) of this Agreement, the "FNBG Contracts"). None of the FNBG Companies is in Default under any FNBG Contract, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNBG. All of the indebtedness of any FNBG Company for money borrowed is prepayable at any time by such FNBG Company without penalty or premium except as disclosed in FNBG Disclosure Memorandum.

5.16
Legal Proceedings. Except as disclosed in Section 5.16 of the FNBG Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of FNBG, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any FNBG Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNBG, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any FNBG Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNBG.
5.17
Reports. Since January 1, 2000, each FNBG Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (a) the Regulatory Authorities, and (b) any applicable federal and state securities or banking authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNBG). As of their respective dates, each of such reports and documents, including the financial statements, Exhibits, and schedules thereto, complied in all Material respects with all applicable Laws. As of its respective date, each such report and document to FNBG's Knowledge did not, in any Material respect, contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.
5.18
Statements True and Correct. To the Knowledge of FNBG, no statement, certificate, instrument or other writing furnished or to be furnished by any FNBG Company or any Affiliate thereof to GB&T pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of Material fact or will omit to state a Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not Materially misleading. To the Knowledge of FNBG, none of the information supplied or to be supplied by any FNBG Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by GB&T with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein not misleading. To the Knowledge of FNBG, none of the information supplied or to be supplied by any FNBG Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to FNBG's shareholders in connection with the FNBG Shareholders' Meeting, and any other documents to be filed by a FNBG Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of FNBG, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the FNBG Shareholders' Meeting, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the FNBG Shareholders' Meeting. All documents that any FNBG Company or any Affiliate thereof are responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

5.19
Accounting, Tax and Regulatory Matters. No FNBG Company, to the Knowledge of FNBG, or any Affiliate thereof has taken any action, or agreed to take any action, or has any Knowledge of any fact or circumstance that is reasonably likely to (a) prevent the transactions contemplated hereby, including the Merger, from qualifying for treatment as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (b) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the second sentence of such Section. To the Knowledge of FNBG, there exists no fact, circumstance, or reason why the requisite Consents referred to in Section 9.1(b) of this Agreement cannot be received in a timely manner without the imposition of any condition or restriction of the type described in the second sentence of such Section 9.1(b).
5.20
Charter Provisions. Each FNBG Company has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of any FNBG Company or restrict or impair the ability of GB&T to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any FNBG Company that may be acquired or controlled by it.
5.21
State Anti-Takeover Laws. Each FNBG Company has taken all necessary action to exempt the transactions contemplated by this Agreement from any applicable "moratorium," "control share," "fair price," "business combination," or other anti-takeover laws and regulations of the State of Georgia including those laws contained within Sections 14-2-1110 et seq. and 14-2-1131 et seq. of the GBCC.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF GB&T

        GB&T hereby represents and warrants to FNBG as follows:

6.1
Organization, Standing, and Power. GB&T is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Georgia, and is duly registered as a bank holding company under the BHC Act and under Georgia law. GB&T has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. GB&T is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T.
6.2	Authority; No Breach By Agreement.
(a)
Subject to the actions required for listing by NASDAQ of the shares to be issued to FNBG shareholders, which GB&T shall promptly undertake, GB&T has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of GB&T. Subject to the approval of this Agreement by the holders of a majority of the outstanding shares of GB&T, this Agreement represents a legal, valid and binding obligation of GB&T, enforceable against GB&T in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b)
Except as described in Section 6.2 of the GB&T Disclosure Memorandum, neither the execution and delivery of this Agreement by GB&T, nor the consummation by GB&T of the transactions contemplated hereby, nor compliance by GB&T with any of the provisions hereof will (i) conflict with or result in a breach of any provision of GB&T's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any GB&T Company under, any Contract or Permit of any GB&T Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T, or (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any GB&T Company or any of their respective Assets.
(c)
Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASDAQ, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by GB&T of the Merger and the other transactions contemplated in this Agreement.
6.3	Capital Stock.
(a)
The authorized capital stock of GB&T consists of 20,000,000 shares of GB&T Common Stock, of which 10,051,696 shares were issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of GB&T Common Stock are, and all of the shares of GB&T Common Stock to be issued in exchange for shares of FNBG Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the GBCC or otherwise. None of the outstanding shares of GB&T Common Stock have been, and none of the shares of GB&T Common Stock to be issued in exchange for shares of FNBG Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of GB&T or any other party.
	(b)	[Reserved]
(c)
Except as set forth in Sections 6.3(a) of this Agreement, or as disclosed in Section 6.3(c) of the GB&T Disclosure Memorandum, there are no other shares of capital stock or other equity securities of GB&T outstanding and no outstanding Rights relating to the capital stock of GB&T.

6.4
GB&T Subsidiaries. GB&T has disclosed in Section 6.4 of the GB&T Disclosure Memorandum all of the GB&T Subsidiaries as of the date of this Agreement. Except as disclosed in Section 6.4 of the GB&T Disclosure Memorandum, GB&T owns all of the issued and outstanding shares of capital stock of each GB&T Subsidiary. No equity securities of any GB&T Subsidiary are or may become required to be issued (other than to another GB&T Company) by reason of any Rights, and there are no Contracts by which any GB&T Subsidiary is bound to issue (other than to another GB&T Company) additional shares of its capital stock or Rights, or by which any GB&T Company is or may be bound to transfer any shares of the capital stock of any GB&T Subsidiary (other than to another GB&T Company). There are no Contracts relating to the rights of any GB&T Company to vote or to dispose of any shares of the capital stock of any GB&T Subsidiary. All of the shares of capital stock of each GB&T Subsidiary held by a GB&T Company are fully paid and nonassessable under the applicable Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by GB&T free and clear of any Lien. Each GB&T Subsidiary is either a bank, a savings association, a corporation or a limited liability company and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is organized and has the corporate power and authority necessary for it to own, lease and operate its Assets and to carry on its business as now conducted. Each GB&T Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T. Each GB&T Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance Fund or the Savings Association Insurance Fund, as appropriate.
6.5
Financial Statements. GB&T has included in Section 6.5 of the GB&T Disclosure Memorandum copies of all GB&T Financial Statements for periods beginning January 1, 2000 and ending prior to the date hereof and will deliver to FNBG copies of all GB&T Financial Statements prepared subsequent to the date hereof. The GB&T Financial Statements (as of the dates thereof and for the periods covered thereby) (a) are, or if dated after the date of this Agreement will be, in accordance with the books and records of the GB&T Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (b) present or will present, as the case may be, fairly the consolidated financial position of the GB&T Companies as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows of the GB&T Companies for the periods indicated, in accordance with GAAP (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not Material in amount or effect).
6.6
Absence of Undisclosed Liabilities. No GB&T Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T, except Liabilities which are accrued or reserved against in the consolidated balance sheets of GB&T as of July 31, 2004, included in the GB&T Financial Statements or reflected in the notes thereto. No GB&T Company has incurred or paid any Liability since July 31, 2004, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T.

6.7
Absence of Certain Changes or Events. Since July 31, 2004, except as disclosed in Section 6.7 of the GB&T Disclosure Memorandum, (a) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T, and (b) the GB&T Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of GB&T provided in Article VII of this Agreement.
6.8	Tax Matters.
(a)
All Tax returns required to be filed by or on behalf of any of the GB&T Companies have been timely filed or requests for extensions have been timely filed, granted, and have not expired, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on GB&T, and all returns filed are complete and accurate to the Knowledge of GB&T. All Taxes shown on filed returns have been paid or adequate provision for payment thereof has been made. As of the date of this Agreement, to the Knowledge of GB&T, there is no audit examination, deficiency or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on GB&T, except as reserved against in the GB&T Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 6.8(a) of the GB&T Disclosure Memorandum. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.
(b)
Except as disclosed in Section 6.8(b) of the GB&T Disclosure Memorandum, none of the GB&T Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect, and no unpaid tax deficiency has been asserted in writing against or with respect to any GB&T Company, which deficiency is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T.
(c)
Adequate provision for any Taxes due or to become due for any of the GB&T Companies for the period or periods through and including the date of the respective GB&T Financial Statements has been made and is reflected on such GB&T Financial Statements.
	(d)	Deferred Taxes of the GB&T Companies have been provided for in accordance with GAAP.
(e)
Each of the GB&T Companies is in compliance with, and its records contain all information and documents (including, without limitation, properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T.
6.9
Allowance for Possible Loan Losses. The Allowance shown on the consolidated balance sheets of GB&T included in the most recent GB&T Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the consolidated balance sheets of GB&T included in the GB&T Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the GB&T Companies and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the GB&T Companies as of the dates thereof except where the failure of such Allowance to be so adequate is not reasonably likely to have a Material Adverse Effect on GB&T.

6.10
Assets. Except as disclosed in Section 6.10 of the GB&T Disclosure Memorandum or as disclosed or reserved against in the GB&T Financial Statements, the GB&T Companies have good and marketable title free and clear of all Liens, to all of their respective Assets indicated as owned by the respective GB&T Company as of the date of the respective GB&T statement. All Material tangible properties used in the businesses of the GB&T Companies are in good condition, reasonable wear and tear excepted and are usable in the ordinary course of business consistent with GB&T's past practices. All Assets which are Material to the business of the GB&T Companies and held under leases or subleases by any of the GB&T Companies are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. The policies of fire, theft, liability any other insurance maintained with respect to the Assets or businesses of the GB&T Companies provide adequate coverage under current industry practices against loss or Liability, and the fidelity and blanket bonds in effect as to which any of the GB&T Companies is a named insured are reasonably sufficient. The Assets of the GB&T Companies include all assets required to operate the business of the GB&T Companies as presently conducted. GB&T has adequate financial resources to consummate the transactions contemplated by this Agreement.
6.11	Environmental Matters. Except as disclosed in Section 6.11 of the GB&T Disclosure Memorandum:
(a)
To the Knowledge of GB&T, each GB&T Company, its Participation Facilities and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for noncompliance which is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T.
(b)
There is no Litigation pending or to the Knowledge of GB&T threatened before any court, governmental agency or authority or other forum in which any GB&T Company or, to the Knowledge of GB&T, any of its Loan Properties or Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance with any Environmental Law or (ii) relating to the release into the Environment of any Hazardous Material, whether or not occurring at, on, under or involving a site owned, leased or operated by any GB&T Company or any of its Loan Properties or Participation Facilities, except for such Litigation pending or threatened the resolution of which is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T and to the Knowledge of GB&T, there is no reasonable basis for any such Litigation.
(c)
To the Knowledge of GB&T, there have been no releases of Hazardous Material in, on, under or affecting any Participation Facility or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T.

6.12
Compliance with Laws. Each GB&T Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T. Except as disclosed in Section 6.12 of the GB&T Disclosure Memorandum, no GB&T Company:
(a)
is in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T; and
(b)
has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any GB&T Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T, or (iii) requiring any GB&T Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.
6.13
Labor Relations. No GB&T Company is the subject of any Litigation asserting that it or any other GB&T Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other GB&T Company to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving any GB&T Company, pending or, to its Knowledge, threatened, nor, to its Knowledge, is there any activity involving any GB&T Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.
6.14	Employee Benefit Plans.
(a)
GB&T has disclosed in Section 6.14 of the GB&T Disclosure Memorandum and delivered or made available to FNBG prior to the execution of this Agreement copies in each case of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plans, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any GB&T Company or Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "GB&T Benefit Plan"). Any of the GB&T Benefit Plans which is an "employee pension benefit plan", as that term is defined in Section 3(2) of ERISA, is referred to herein as a "GB&T ERISA Plan". Each GB&T ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code) is referred to herein as a "GB&T Pension Plan". No GB&T Pension Plan is or has been a multi-employer plan within the meaning of Section 3(37) of ERISA.

(b)
All GB&T Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNBG. Each GB&T ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and GB&T is not aware of any circumstances likely to result in revocation of any such favorable determination letter. To the Knowledge of GB&T, no GB&T Company nor any other party has engaged in a transaction with respect to any GB&T Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any GB&T Company to a tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T.
(c)	Neither GB&T nor any ERISA Affiliate of GB&T maintains an "employee pension benefit plan", within the meaning of Section 3(2) of ERISA that is or was subject to Title IV of ERISA.
(d)	Neither GB&T nor any ERISA Affiliate of GB&T has any past, present or future obligation or liability to contribute to any multi-employer plan, as defined in Section 3(37) of ERISA.
(e)
Except as disclosed in Section 6.14(e) of the GB&T Disclosure Memorandum, (i) no GB&T Company has any obligations for retiree health and live benefits under any of the GB&T Benefit Plans, except as required by Section 601 of ERISA and Section 4980B of the Code; (ii) there are no restrictions on the rights of any GB&T Company to amend or terminate any such Plan; and (iii) any amendment or termination of any such Plan will not cause any GB&T Company to incur any Liability that is reasonably likely to have a Material Adverse Effect on GB&T.
(f)
Except as disclosed in Section 6.14(f) of the GB&T Disclosure Memorandum, neither the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of any GB&T Company from any GB&T Company under any GB&T Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any GB&T Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.
(g)
The actuarial present values of all accrued deferred compensation entitlements (including, without limitation, entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any GB&T Company and their respective beneficiaries have been fully reflected on the GB&T Financial Statements to the extent required by and in accordance with GAAP.
(h)
GB&T and each ERISA Affiliate of GB&T has complied with the continuation of coverage requirements of Section 1001 of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and ERISA Sections 601 through 608 in a manner that will not cause any GB&T Company to incur any Liability that is reasonably likely to have a Material Adverse Effect on GB&T.

(i)
Except as disclosed in Section 6.14(i) of the GB&T Disclosure Memorandum, neither GB&T nor any ERISA Affiliate of GB&T is obligated, contingently or otherwise, under any agreement to pay any amount which would be treated as a "parachute payment", as defined in Section 280G(b) of the Internal Revenue Code (determined without regard to Section 280G(b) (2) (A) (ii) of the Internal Revenue Code).
(j)
Other than routine claims for benefits, to the Knowledge of GB&T, there are no actions, audits, investigations, suits or claims pending against any GB&T Benefit Plan, any trust or other funding agency created thereunder, or against any fiduciary of any GB&T Benefit Plan or against the assets of any GB&T Benefit Plan.
6.15
Material Contracts. Except as disclosed in Section 6.15 of the GB&T Disclosure Memorandum or otherwise reflected in the GB&T Financial Statements, none of the GB&T Companies, nor any of their respective Assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under, (a) any Contract relating to the borrowing of money by any GB&T Company or the guarantee by any GB&T Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, Federal Home Loan Bank advances, fully-secured repurchase agreements, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), and (b) any other Contract (excluding this Agreement) or amendment thereto that is required to be filed as an Exhibit to a Form 10-K or Form 10-Q filed by GB&T with the SEC as of the date of this Agreement that has not been filed as an Exhibit to any GB&T Form 10-K or 10-Q filed with the SEC (the "GB&T Contracts"). None of the GB&T Companies is in Default under any GB&T Contract, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T.
6.16
Legal Proceedings. Except as disclosed in Section 6.16 of the GB&T Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of GB&T, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any GB&T Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any GB&T Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T.
6.17
Reports. Except as disclosed in the GB&T Disclosure Memorandum since January 1, 2000, each GB&T Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (a) the SEC, including, but not limited to, Forms 10-KSB, Forms 10-QSB, Forms 8-K, and Proxy Statements, (b) other Regulatory Authorities, and (c) any applicable state securities or banking authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on GB&T). As of their respective dates, each of such reports and documents, including the financial statements, Exhibits, and schedules thereto, complied in all Material respect with all applicable Laws. As of its respective date, each such report and document to GB&T's Knowledge did not, in any Material respects, contain any untrue statement of a material fact or omit to state a Material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

6.18
Statements True and Correct. No statement, certificate, instrument or other writing furnished or to be furnished by any GB&T Company or any Affiliate thereof to FNBG pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of Material fact or will omit to state a Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any GB&T Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by GB&T with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any GB&T Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to GB&T shareholders in connection with the GB&T Shareholders' Meeting, and any other documents to be filed by a GB&T Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of GB&T, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the GB&T Shareholders' Meeting, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to correct any statement in an earlier communication with respect to the solicitation of any proxy for the GB&T Shareholders' Meeting. All documents that any GB&T Company or any Affiliate thereof are responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.
6.19
Accounting, Tax and Regulatory Matters. No GB&T Company or any Affiliate thereof has taken any action, or agreed to take any action, or has any Knowledge of any fact or circumstance that is reasonably likely to (a) prevent the transactions contemplated hereby, including the Merger, from qualifying for treatment as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (b) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement. To the Knowledge of GB&T, there exists no fact, circumstance, or reason why the requisite Consents referred to in Section 9.1(b) of this Agreement cannot be received in a timely manner without the imposition of any condition or restriction of the type described in the second sentence of such Section 9.1(b).
6.20
Charter Provisions. Each GB&T Company has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of any GB&T Company or restrict or impair the ability of GB&T to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any GB&T Company that may be acquired or controlled by it.

ARTICLE VII
CONDUCT OF BUSINESS PENDING CONSUMMATION

7.1
Affirmative Covenants of FNBG. Unless the prior written consent of GB&T shall have been obtained, and except as otherwise contemplated herein or disclosed in the FNBG Disclosure Memorandum, FNBG shall, and shall cause each of its Subsidiaries, from the date of this Agreement until the Effective Time or termination of this Agreement: (a) to operate its business in the usual, regular and ordinary course; (b) to preserve intact its business organization and Assets and maintain its rights and franchises; (c) to use its reasonable efforts to cause its representations and warranties to be correct at all times; and (d) to take no action which would reasonably be expected to (i) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) or 9.1(c) of this Agreement or (ii) adversely affect in any Material respect the ability of either Party to perform its covenants and agreements under this Agreement.
7.2
Negative Covenants of FNBG. Except as disclosed in the FNBG Disclosure Memorandum, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, FNBG covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer of GB&T, which consent shall not be unreasonably withheld:
	(a)	amend the Articles of Incorporation, Bylaws or other governing instruments of any FNBG Company, or
(b)
incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of a FNBG Company to another FNBG Company) in excess of an aggregate of $50,000 (for the FNBG Companies on a consolidated basis) except in the ordinary course of the business of the FNBG Companies consistent with past practices (which shall include, for any of its Subsidiaries, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any Asset of any FNBG Company of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, Federal Home Loan Bank advances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the FNBG Disclosure Memorandum); or
(c)
repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any FNBG Company, or declare or pay any dividend or make any other distribution in respect of FNBG's capital stock; or
(d)
except for this Agreement, or pursuant to the exercise of stock options outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereof, or as disclosed in Section 7.2(d) of the FNBG Disclosure Memorandum, issue, sell, pledge, encumber, authorize the issuance of or enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of or otherwise permit to become outstanding, any additional shares of FNBG Common Stock or any other capital stock of any FNBG Company, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock; or

(e)
except as disclosed in Section 7.2(e) of the FNBG Disclosure Memorandum, adjust, split, combine or reclassify any capital stock of any FNBG Company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of FNBG Common Stock or sell, lease, mortgage or otherwise dispose of or otherwise encumber (i) any shares of capital stock of any FNBG Subsidiary (unless any such shares of stock are sold or otherwise transferred to another FNBG Company) or (ii) any Asset having a book value in excess of $25,000 other than in the ordinary course of business for reasonable and adequate consideration; or
(f)
except for purchases of U.S. Treasury securities or U.S. Government agency securities or securities of like maturity or grade or general obligations of states and municipalities, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly-owned FNBG Subsidiary; or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, or (ii) acquisitions of control in its fiduciary capacity; or
(g)
grant any increase in compensation or benefits to any employees whose annual salary exceeds $35,000 of any FNBG Company (including such discretionary increases as may be contemplated by existing employment agreements), except in accordance with past practice or previously approved by the Board of Directors of FNBG, in each case as disclosed in Section 7.2(g) of the FNBG Disclosure Memorandum or as required by Law; pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement and disclosed in Section 7.2(g) of the FNBG Disclosure Memorandum; enter into or amend any severance agreements with officers of any FNBG Company; grant any general increase in compensation to all employees except as disclosed in Section 7.2(g) of the FNBG Disclosure Memorandum; grant any increase in fees or other increases in compensation or other benefits to directors of any FNBG Company; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits; or
(h)
enter into or amend any employment Contract between any FNBG Company and any Person (unless such amendment is required by Law) that the FNBG Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or
(i)
adopt any new employee benefit plan of any FNBG Company or make any material change in or to any existing employee benefit plans of any FNBG Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or
(j)
make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or
(k)
commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of any FNBG Company for money damages in excess of $50,000 or which imposes Material restrictions upon the operations of any FNBG Company;
(l)	except in the ordinary course of business, modify, amend or terminate any Material Contract or waive, release, compromise or assign any Material rights or claims.

7.3	(a)
Affirmative Covenants of GB&T. Unless the prior written consent of FNBG shall have been obtained, and except as otherwise contemplated herein or as disclosed in the GB&T Disclosure Memorandum, GB&T shall, and shall cause each of its Subsidiaries to, from the date of this Agreement until the Effective Time or termination of this Agreement: (a) operate its business in the usual, regular and ordinary course; (b) preserve intact its business organization and Assets and maintain its rights and franchises; (c) use its reasonable efforts to cause its representations and warranties to be correct at all times; and (d) take no action which would reasonably be expected to (i) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) or 9.1(c) of this Agreement or (ii) adversely affect in any Material respect the ability of either Party to perform its covenants and agreements under this Agreement.
(b)
Negative Covenants of GB&T. GB&T will not amend its Articles of Incorporation or bylaws, or take any other action with respect to its capital structure, in each case in a manner which is adverse to and discriminates against the holders of FNBG Common Stock.
7.4
Adverse Changes in Condition. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (a) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (b) is reasonably likely to cause or constitute a Material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.
7.5
Reports. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed.

ARTICLE VIII
ADDITIONAL AGREEMENTS

8.1	Registration Statement; Proxy Statement; Shareholder Approval.
(a)
As soon as reasonably practicable after execution of this Agreement, GB&T shall file the Registration Statement with the SEC, and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of GB&T Common Stock upon consummation of the Merger. FNBG shall furnish all information concerning it and the holders of its capital stock as GB&T may reasonably request in connection with such action.
(b)
FNBG shall call a Shareholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of this Agreement and such other related matters as FNBG deems appropriate.
(c)
In connection with the FNBG Shareholders' Meeting, (i) GB&T shall prepare and file with the SEC on FNBG's behalf a Proxy Statement (which shall be included in the Registration Statement) and mail it to FNBG's shareholders, (ii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Proxy Statement, (iii) the Board of Directors of FNBG shall recommend (subject to compliance with the fiduciary duties of the members of the Board of Directors as advised by counsel) to their shareholders the approval of this Agreement and (iv) the Board of Directors and officers of FNBG shall use their reasonable efforts to obtain such shareholders' approval (subject to compliance with their fiduciary duties as advised by counsel).

8.2	Exchange Listing. GB&T shall list, as of the Effective Time, on the NASDAQ the shares of GB&T Common Stock to be issued to the holders of FNBG Common Stock pursuant to the Merger.
8.3
Applications. GB&T shall promptly prepare and file, and FNBG shall cooperate in the preparation and, where appropriate, filing of, applications with the Board of Governors of the Federal Reserve System and the Georgia Department of Banking and Finance seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. GB&T shall permit FNBG to review (and approve with respect to information relating to FNBG) such applications prior to filing same and shall provide copies of such applications to FNBG and its counsel.
8.4
Filings with State Offices. Upon the terms and subject to the conditions of this Agreement, GB&T shall promptly execute and file the Georgia Certificate of Merger with the Secretary of State of the State of Georgia in connection with the Closing.
8.5
Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, as promptly as practicable so as to permit consummation of the Merger at the earliest possible date and to otherwise enable consummation of the transactions contemplated hereby and shall cooperate fully with the other Party hereto to that end (it being understood that any amendments to the Registration Statement filed by GB&T in connection with the GB&T Common Stock to be issued in the Merger shall not violate this covenant), including, without limitation, using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9 of this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.
8.6	Investigation and Confidentiality.
(a)
Prior to the Effective Time, each Party will keep the other Party advised of all Material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.
(b)
Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof and all work papers containing information received from the other Party.

(c)
Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a Material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a Material Adverse Effect on the other Party.
8.7
Press Releases. Prior to the Effective Time, GB&T and FNBG shall agree with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, however, that nothing in this Section 8.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.
8.8
Acquisition Proposals. Except with respect to this Agreement and the transactions contemplated hereby, neither FNBG nor any Affiliate thereof nor any investment banker, attorney, accountant or other representative (collectively, "Representatives") retained by FNBG shall directly or indirectly solicit any Acquisition Proposal by any Person. Except to the extent necessary to comply with the fiduciary duties of FNBG's Board of Directors as advised by counsel, neither FNBG nor any Affiliate or Representative thereof shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, but FNBG may communicate information about such an Acquisition Proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by counsel. FNBG shall promptly notify GB&T orally and in writing in the event that it receives any inquiry or proposal relating to any such transaction. Unless the prior written consent of GB&T is obtained, FNBG shall (a) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and (b) direct and use its reasonable efforts to cause all of its Representatives not to engage in any of the foregoing.
8.9
Accounting and Tax Treatment. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger to qualify, and to take no action which would cause the Merger not to qualify, for treatment as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.
8.10
Agreement of Affiliates. FNBG has disclosed in Section 8.10 of the FNBG Disclosure Memorandum all Persons whom it reasonably believes is an "affiliate" of FNBG for purposes of Rule 145 under the 1933 Act. FNBG shall use its reasonable efforts to cause each such Person to deliver to GB&T and FNBG, not later than thirty (30) days after the date of this Agreement, a written agreement, substantially in the form of Exhibit 1, providing that such Person will not sell, pledge, transfer or otherwise dispose of the shares of FNBG Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer or otherwise dispose of the shares of GB&T Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder. GB&T shall be entitled to place restrictive legends upon certificates for shares of GB&T Common Stock issued to Affiliates of FNBG pursuant to this Agreement to enforce the provisions of this Section 8.10. GB&T shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of GB&T Common Stock by such Affiliates.

8.11	Employee Benefits, Contracts and Deferred Compensation Plan.
(a)
Following the Effective Time, GB&T shall provide generally to officers and employees of the FNBG Companies who continue employment with GB&T or its Subsidiaries following the Effective Time employee benefits under employee benefit plans, on terms and conditions which when taken as a whole are substantially similar to those currently provided by the GB&T Companies to their similarly situated officers and employees. For purposes of participation and vesting of benefits under such employee benefit plans, the service of the employees of the FNBG Companies prior to the Effective Time shall be treated as service with a GB&T Company participating in such employee benefit plans, provided that, with respect to any employee benefit plan where the benefits are funded through insurance, the granting of such benefits shall be subject to the consent of the appropriate insurer and may be conditioned upon an employee's participation in a FNBG Benefit Plan of the same type immediately prior to the Effective Time. GB&T shall waive, under its medical plan, any pre-existing condition exclusion for any FNBG employee who continues in employment after the Effective Time and becomes covered under such medical plan, to the extent that such pre-existing condition would have been covered under the comparable FNBG employee benefit plan and the individual with the pre-existing condition was covered under such plan.
(b)
GB&T and its Subsidiaries also shall honor in accordance with their terms all employment, severance, consulting and other compensation Contracts and deferred compensation plans disclosed in Section 8.11 of the FNBG Disclosure Memorandum to GB&T between any FNBG Company and any current or former director, officer, or employee thereof and all provisions for vested benefits accrued through the Effective Time under the FNBG Benefit Plans. GB&T acknowledges and agrees that pursuant to the Merger it shall assume and have the obligations and liabilities set out in those certain Employment Agreements described on Exhibit 5 attached hereto, if any (the "Employment Agreements").
8.12
D&O Insurance Coverage and Indemnification. Immediately prior to Closing, FNBG shall obtain from its regular insurance carrier "tail" coverage for its officers and directors under its current policy terms and conditions, the expense for which shall be paid by FNBG, but is pre-approved by GB&T. Further, GB&T shall assume all liability (to the extent FNBG was so liable) for claims for indemnification arising under FNBG's Articles of Incorporation or Bylaws or under any indemnification contract disclosed to GB&T, as existing on August 1, 2004.

ARTICLE IX
CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

9.1
Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6 of this Agreement:
(a)
Shareholder Approval. The shareholders of FNBG shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law, NASDAQ or by the provisions of any governing instruments, and the Shareholders shall also have approved an amendment to the FNBG Stock Incentive Plan so as to provide for full vesting on a "change of control" of FNBG.

(b)
Regulatory Approvals. All Consents of, filings and registrations with, and notifications to all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including, without limitation, requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger.
(c)
Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger.
(d)
Registration Statement. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of GB&T Common Stock issuable pursuant to the Merger shall have been received.
(e)	Exchange Listing. The shares of GB&T Common Stock issuable pursuant to the Merger shall have been approved for listing on the NASDAQ.
(f)
Tax Matters. GB&T and FNBG shall have received a written opinion of counsel from Hulsey, Oliver & Mahar, LLP, in form reasonably satisfactory to them (the "Tax Opinion"), to the effect that for federal income tax purposes (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) the exchange in the Merger of FNBG Common Stock for GB&T Common Stock will not give rise to gain or loss to the shareholders of FNBG with respect to such exchange (except to the extent of any cash received), (iii) neither GB&T nor FNBG will recognize gain or loss as a consequence of the Merger (except for income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the Internal Revenue Code); and (iv) the assumption by GB&T of FNBG Options qualifying as "incentive stock options" under Section 422 of the Internal Revenue Code will satisfy the requirements of Section 424(a) of the Internal Revenue Code and will not constitute a modification of such options under Section 424(h) of the Internal Revenue Code. In rendering such Tax Opinion, counsel shall be entitled to rely upon representations of officers of GB&T and FNBG reasonably satisfactory in form and substance to such counsel.
(g)	Affiliate Agreements. The Parties shall have received from each affiliate of FNBG the affiliates letter referred to in Section 8.10 hereof.

9.2
Conditions to Obligations of GB&T. The obligations of GB&T to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by GB&T pursuant to Section 11.6(a) of this Agreement:
(a)
Representations and Warranties. For purposes of this Section 9.2(a), the accuracy of the representations and warranties of FNBG set forth or referred to in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of FNBG set forth in Section Five of this Agreement shall be true and correct in all Material respects (except for inaccuracies which are de minimis in amount). There shall not exist inaccuracies in the representations and warranties of FNBG set forth in this Agreement such that the aggregate effect of such inaccuracies would have, or is reasonably likely to have, a Material Adverse Effect on FNBG; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "Material" or "Material Adverse Effect" shall be deemed not to include such qualifications.
(b)
Performance of Agreements and Covenants. Each and all of the agreements and covenants of FNBG to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.
(c)
Certificates. FNBG shall have delivered to GB&T (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Sections 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by FNBG's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as GB&T and its counsel shall request.
(d)
Opinion of Counsel. FNBG shall have delivered to GB&T an opinion of Powell, Goldstein, Frazer & Murphy, LLP, counsel to FNBG, dated as of the Effective Time, in form reasonably satisfactory to GB&T, as to the matters set forth in Exhibit 2 hereto.
	(e)	Claims/Indemnification Letters. Each of the directors and officers of FNBG shall have executed and delivered to GB&T letters in substantially the form of Exhibit 3 hereto.
(f)
Litigation. No preliminary or permanent injunction or other order by any federal or state court which prevents the consummation of the Merger shall have been issued and shall remain in effect, nor any action therefor initiated which, in the good faith judgment of the Board of Directors of GB&T, is not in the best interests of the shareholders of GB&T to contest; and there shall not have been instituted or be pending any action or proceeding by any United States federal or state government or governmental agency or instrumentality (i) challenging or seeking to restrain or prohibit the consummation of the Merger or seeking Material damages in connection with the Merger; or (ii) seeking to prohibit GB&T's or the Surviving Corporation's ownership or operation of all or a Material portion of GB&T's or FNBG's business or assets, or compel GB&T or the Surviving Corporation to dispose of or hold separate all or a Material portion of GB&T's or FNBG's business or assets as a result of the Merger, which, in any case, in the reasonable judgment of GB&T based upon a legal opinion from legal counsel, could result in the relief sought being obtained.

(g)
Support Agreements. Within ten (10) calendar days of the execution of this Agreement, each of the directors of FNBG shall have executed and delivered to GB&T a Support Agreement substantially in the form of Exhibit 6 to this Agreement.
	(h)	Non-Compete Agreements. Noncompete Agreements shall have been entered into between all FNBG outside directors and GB&T substantially in the form of Exhibit 7 to this Agreement.
(i)
Employment Agreements. Employment Agreements shall have been entered into between GB&T, as Employer, and Terry Evans and Paul Jones, FNBG employees substantially in the form of Exhibit 8 to this Agreement.
9.3
Conditions to Obligations of FNBG. The obligations of FNBG to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by FNBG pursuant to Section 11.6(b) of this Agreement:
(a)
Representations and Warranties. For purposes of this Section 9.3(a), the accuracy of the representations and warranties of GB&T set forth or referred to in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). There shall not exist inaccuracies in the representations and warranties set forth in this Agreement such that the aggregate effect of such inaccuracies would have, or is reasonably likely to have a Material Adverse Effect on GB&T; provided that, for purposes of this sentence only, those representations and warranties which are qualified by reference to "Material" or "Material Adverse Effect" shall be deemed not to include such qualifications.
(b)
Performance of Agreements and Covenants. Each and all of the agreements and covenants of GB&T to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.
(c)
Certificates. GB&T shall have delivered to FNBG (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Section 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by GB&T's Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as FNBG and its counsel shall request.
(d)
Opinion of Counsel. GB&T shall have delivered to FNBG an opinion of Hulsey, Oliver & Mahar, LLP, counsel to GB&T, dated as of the Effective Time, in form reasonably acceptable to FNBG, as to matters set forth in Exhibit 4 hereto.
	(e)	Intentionally Omitted.
(f)
Litigation. No preliminary or permanent injunction or other order by any federal or state court which prevents the consummation of the Merger shall have been issued and shall remain in effect, nor any action therefor initiated which, in the good faith judgment of the Board of Directors of FNBG, it is not in the best interests of the shareholders of FNBG to contest; and there shall not have been instituted or be pending any action or proceeding by any United States federal or state government or governmental agency or instrumentality (i) challenging or seeking to restrain or prohibit the consummation of the Merger or seeking material damages in connection with the Merger; or (ii) seeking to prohibit GB&T's or the Surviving Corporation's ownership or operation of all or a Material portion of GB&T's or FNBG's business or assets, or compel GB&T or the Surviving Corporation to dispose of or hold separate all or a Material portion of GB&T's or FNBG's business or assets as a result of the Merger, which, in any case, in the reasonable judgment of FNBG based upon a legal opinion from legal counsel, could result in the relief sought being obtained.

ARTICLE X
TERMINATION

10.1
Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of FNBG, or GB&T this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:
	(a)	By mutual consent of the Board of Directors of FNBG and the Board of Directors of GB&T; or
(b)
By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of FNBG and Section 9.3(a) in the case of GB&T or in Material breach of any covenant or agreement contained in this Agreement) in the event of a Material breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach and which breach would provide the non-breaching Party the ability to refuse to consummate the Merger under the standard set forth in Section 9.2(a) of this Agreement in the case of GB&T and Section 9.3(a) of this Agreement in the case of FNBG; or
(c)
By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of FNBG and Section 9.3(a) in the case of GB&T or in the Material breach of any covenant or other agreement contained in this Agreement) in the event of a Material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach; or
(d)
By the Board of Directors of either Party in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of either party fail to vote their approval of this Agreement and the transactions contemplated hereby as required by the GBCC at the shareholders' meeting where the transactions were presented to such shareholders for approval and voted upon; or

(e)
By the Board of Directors of either Party in the event that the Merger shall not have been consummated on or before February 28, 2005, but only if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e); or
(f)
By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of FNBG and Section 9.3(a) in the case of GB&T or in the Material breach of any covenant or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger (other than as contemplated by Section 10.1(d) of this Agreement) cannot be satisfied or fulfilled by the date specified in Section 10.1(e) of this Agreement.
10.2
Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement shall become void and have no effect, except that the provisions of this Section 10.2 and Article 11 and Section 8.6(b) of this Agreement shall survive any such termination and abandonment.
10.3
Non-Survival of Representations and Covenants. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except for this Section 10.3 and Articles II, III, IV and XI and Sections 8.10, 8.11 and 8.12 of this Agreement.

ARTICLE XI
MISCELLANEOUS

11.1	Definitions. Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:
"1933 Act" shall mean the Securities Act of 1933, as amended.
"1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

"Acquisition Proposal" shall mean any tender offer or exchange offer or any proposal for a merger (other than the Merger), acquisition of all of the stock or Assets of, or other business combination involving FNBG or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the Assets of FNBG or any of its Subsidiaries.

"Affiliate" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in such capacity.
"Agreement" shall mean this Agreement and Plan of Reorganization, including the Exhibits delivered pursuant hereto and incorporated herein by reference.
"Allowance" shall have the meaning provided in Section 5.9 of this Agreement.

"Assets" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

"BHC Act" shall mean the federal Bank Holding Company Act of 1956, as amended.
"Closing" shall mean the closing of the transactions contemplated hereby, as described in Section 1.2 of this Agreement.
"Closing Date" shall mean the date on which the Closing occurs.
"Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

"Contract" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

"Default" shall mean (a) any breach or violation of or default under any Contract, Order or Permit, (b) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (c) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit.
"Designated Officer" shall be the officer of GB&T and FNBG who is designated by their respective Boards of Directors to make such decisions as are specified herein.
"Effective Time" shall mean the date and time at which the Merger becomes effective as defined in Section 1.3 of this Agreement.
"Environment" shall have the meaning specified in the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601(8).

"Environmental Laws" shall mean all Laws pertaining to pollution or protection of the Environment and which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local agencies with primary jurisdiction over pollution or protection of the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et. seq., the Resource, Conservation and Recovery Act, 42 U.S.C. § 6901 et. seq., the Toxic Substance Control Act, 15 U.S.C. § 2601, et. seq., and all implementing regulations and state counterparts of such acts.
"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

"ERISA Affiliate" shall refer to a relationship between entities such that the entities would, now or at any time in the past, constitute a "single employer" within the meaning of Section 414 of the Internal Revenue Code.
"ERISA Plan" shall have the meaning provided in Section 5.14 of this Agreement.
"Exchange Ratio" shall have the meaning provided in Section 3.1 of this Agreement.

"Exhibits" 1 through 8, inclusive (but excluding Exhibit 5 which has been intentionally omitted), shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

"FNB Gwinnett" shall mean First National Bank of Gwinnett, a bank chartered under the banking laws of the United States and a FNBG Subsidiary.
"FNBG Benefit Plans" shall have the meaning set forth in Section 5.14 of this Agreement.
"FNBG Common Stock" shall mean the par value common stock of FNBG.
"FNBG Companies" shall mean, collectively, FNBG and all FNBG Subsidiaries, and "FNBG Company" shall mean, individually, any of them.

"FNBG Disclosure Memorandum" shall mean the written information entitled "FNBG Disclosure Memorandum" delivered on or prior to the date of this Agreement to GB&T describing in reasonable detail the matters contained therein, specifically referencing each Section of this Agreement under which such disclosure is being made.

"FNBG Financial Statements" shall mean (a) the consolidated balance sheets (including related notes and schedules, if any) of FNBG as of December 31, 2001, 2002, 2003 and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for each of the three fiscal years ended December 31, 2001, 2002, and 2003, included in the FNBG Disclosure Memorandum, and (b)the consolidated balance sheets (including related notes and schedules, if any) of FNBG and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to December 31, 2003.
"FNBG Options" shall have the meaning set forth in Section 3.4 of this Agreement, if any such options exist.
"FNBG Shareholders' Meeting" shall mean the meeting of the shareholders of FNBG to be held pursuant to Section 8.1 of this Agreement, including any adjournment or adjournments thereof.
"FNBG Stock Plans" shall mean the existing stock option and other stock-based compensation plans of FNBG disclosed in Section 5.14 of the FNBG Disclosure Memorandum.
"FNBG Subsidiaries" shall mean the subsidiaries of FNBG.
"GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.
"GBCC" shall mean the Georgia Business Corporation Code.
"GB&T Common Stock" shall mean the no par value common stock of GB&T.
"GB&T Companies" shall mean, collectively, GB&T and all GB&T Subsidiaries.

"GB&T Disclosure Memorandum" shall mean the written information entitled "GB&T Disclosure Memorandum" delivered on or prior to the date of this Agreement to FNBG describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made.

"GB&T Financial Statements" shall mean (a) the consolidated balance sheets (including related notes and schedules, if any) of GB&T as of December 31, 2001, 2002, and 2003, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for each of the three years ended December 31, 2001, 2002, and 2003, and (b) the consolidated balance sheets (including related notes and schedules, if any) of GB&T and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to December 31, 2003.

"GB&T Shareholders' Meeting" shall mean the meeting of the shareholders of GB&T to be held pursuant to Section 8.1 of this Agreement, including any adjournment or adjournments thereof.
"GB&T Stock Plans" shall mean the existing stock option and other stock-based compensation plans of GB&T.
"GB&T Subsidiaries" shall mean the Subsidiaries of GB&T at the Effective Time.

"Georgia Certificate of Merger" shall mean the Certificate of Merger to be executed by GB&T and filed with the Secretary of State of the State of Georgia relating to the Merger as contemplated by Section 1.1 of this Agreement.

"Hazardous Material" shall mean any substance which is a "hazardous substance" or "toxic substance" as defined in the Comprehensive Environment Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., or any other substance or material defined, designated, classified or regulated as hazardous or toxic under any Environmental Law, specifically including asbestos requiring abatement, removal or encapsulation pursuant to the requirements of Environmental Laws of polychlorinated biphenyls, and petroleum and petroleum products, provided, notwithstanding the foregoing or any other provision in this Agreement to the contrary, the words "Hazardous Material" shall not mean or include any such Hazardous Material used, generated, manufactured, stored or otherwise handled in normal quantities in the ordinary course of business in compliance with all applicable Environmental Laws, or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.
"Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

"Knowledge" as used with respect to a Person shall mean the knowledge after due inquiry of the Chairman, President, Chief Financial Officer, Chief Accounting Officer, Chief Credit Officer, or any Senior or Executive Vice President of such Person.

"Law" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including, without limitation, those promulgated, interpreted or enforced by any of the Regulatory Authorities.

"Liability" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including, without limitation, costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

"Lien" shall mean any conditional sale agreement, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever on, or with respect to, any property or property interest, other than (i) Liens for current property Taxes not yet due and payable; (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and (iii) other Liens incurred in the ordinary course of the banking business.

"Litigation" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including, without limitation, Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities other than the violations of law section from such reports.

"Loan Property" shall mean any property owned by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

"Material" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

"Material Adverse Effect" on a Party shall mean an event, change or occurrence which has a material adverse impact on (a) the financial position, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (b) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "material adverse impact" shall not be deemed to include the impact of (w) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (x) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (y) actions and omissions of a Party (or any of its Subsidiaries) taken with the prior informed consent of the other Party in contemplation of the transactions contemplated hereby, or (z) the Merger and compliance with the provisions of this Agreement on the operating performance of the Parties.
"Merger" shall mean the merger of FNBG with and into GB&T referred to in Section 1.1 of this Agreement.
"NASDAQ" shall mean the National Association of Security Dealers Automated Quotation System.

"Order" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

"Participation Facility" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management (including any property or facility held in a joint venture) and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.
"Party" shall mean either GB&T or FNBG, and "Parties" shall mean both GB&T and FNBG.

"Permit" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, Liabilities, or business.

"Person" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

"Proxy Statement" shall mean the proxy statement used by FNBG to solicit the approval of its shareholders of the transactions contemplated by this Agreement which shall be included in the prospectus of GB&T relating to shares of GB&T Common Stock to be issued to the shareholders of FNBG.

"Registration Statement" shall mean the Registration Statement on Form S-4, or other appropriate form, filed with the SEC by GB&T under the 1933 Act with respect to the shares of GB&T Common Stock to be issued to the shareholders of FNBG in connection with the transactions contemplated by this Agreement and which shall include the Joint Proxy Statement.

"Regulatory Authorities" shall mean, collectively if applicable, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of Thrift Supervision (including its predecessor, the Federal Home Loan Bank Board), the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NASD and the SEC.

"Rights" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.
"SEC" shall mean the United States Securities and Exchange Commission.

"SEC Documents" shall mean all forms, proxy statements, registration statements, reports, schedules and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

"Securities Laws" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

"Subsidiaries" shall mean all those corporations, banks, associations or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.
"Support Agreements" shall mean the various Support Agreements, each in substantially the form of Exhibit 6 to this Agreement.

"Surviving Corporation" shall mean GB&T as the surviving corporation resulting from the Merger.

"Taxes" shall mean any federal, state, county, local or foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy and other taxes, assessments, charges, fares or impositions, including interest, penalties and additions imposed thereon or with respect thereto.

        Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

11.2	Expenses.
(a)
Except as otherwise provided in this Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel, except that each of the Parties shall bear and pay (i) one-half of the filing fees payable in connection with the Registration Statement and the applications filed with other Regulatory Authorities, and (ii) one-half of the costs incurred in connection with the printing or copying of the Joint Proxy Statement.
(b)
Notwithstanding the provisions of Section 11.2(a) of this Agreement, if for any reason this Agreement is terminated pursuant to Sections 10.1(b) or 10.1(c) of this Agreement, the breaching Party agrees to pay the non-breaching Party an amount equal to the reasonable and documented fees and expenses incurred by such non-breaching Party in connection with the examination and investigation of the breaching Party, the preparation and negotiation of this Agreement and related agreements, regulatory filings and other documents related to the transactions contemplated hereunder, including, without limitation, fees and expenses of investment banking consultants, accountants, attorneys and other agents. Final settlement with respect to payment of such fees and expenses shall be made within thirty (30) days after the termination of this Agreement.
11.3
Brokers and Finders. Each of the Parties represents and warrants that neither it nor any of its officers, directors, employees or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby, other than as identified in Section 11.3 of each party's Disclosure Memorandum, and GB&T specifically acknowledges its understanding that the fee owed by FNBG as disclosed in FNBG's Disclosure Memorandum will be paid immediately following closing. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by GB&T or FNBG, each of GB&T and FNBG, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.
11.4
Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the Exhibits, documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Section 8.10 of this Agreement.

11.5
Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties; provided, however, that after any such approval by the holders of FNBG Common Stock, there shall be made no amendment that pursuant to the GBCC requires further approval by such shareholders without the further approval of such shareholders.
11.6	Waivers.
(a)
Prior to or at the Effective Time, GB&T, acting through its Board of Directors, chief executive officer or Designated Officer, shall have the right to waive any Default in the performance of any term of this Agreement by FNBG, to waive or extend the time for the compliance or fulfillment by FNBG of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of GB&T under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing and signed by a duly authorized officer of GB&T.
(b)
Prior to or at the Effective Time, FNBG, acting through its Board of Directors, chief executive officer or Designated Officer, shall have the right to waive any Default in the performance of any term of this Agreement by GB&T, to waive or extend the time for the compliance or fulfillment by GB&T of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of FNBG under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing and signed by a duly authorized officer of FNBG.
(c)
The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.
11.7
Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.
11.8
Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

GB&T:	GB&T Bancshares, Inc. P. O. Box 2760 500 Jesse Jewell Parkway Gainesville, Georgia 30501 Telecopy No: 770-532-3663 Attn: Richard A. Hunt, President

Copy to Counsel:	Hulsey, Oliver & Mahar, LLP 200 E. E. Butler Parkway P. O. Box 1457 Gainesville, Georgia 30503 Telecopy No: 770-531-9230 Attention: Samuel L. Oliver, Esq.
FNBG Bancshares, Inc. 2734 Meadow Church Road Duluth, Georgia 30097 Attention: Terry C. Evans, President
Copy to Counsel:	Powell, Goldstein, Frazer & Murphy, LLP 191 Peachtree Street, 16th Floor Atlanta, Georgia 30303 Telecopy No.: 404-572-6999 Attention: Kathryn L. Knudson, Esq.
11.9
Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Georgia, without regard to any applicable conflicts of Laws, except to the extent that the federal laws of the United States may apply to the Merger.
11.10	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
11.11	Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.
11.12
Enforcement of Agreement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
11.13
Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

        IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.

GB&T BANCSHARES, INC.
By:	/s/ Richard A. Hunt President and CEO
Attest:	/s/ Secretary
(Affix Corporate Seal)
FNBG BANCSHARES, INC.
By:	/s/ Terry C. Evans, President
Attest:	/s/ Secretary
(Affix Corporate Seal)

GB&T/FNBG Merger Agreement

Schedule of Exhibits
1.	Affiliate Agreement	(Section 8.10)
2.	Powell, Goldstein, Frazer & Murphy Opinion Letter	(Section 9.2(d))
3.	Claims/Indemnification Letters	(Section 9.2(e))
4.	Hulsey, Oliver & Mahar Opinion Letter	(Section 9.3(d))
5.	Intentionally Omitted
6.	Support Agreement	(Preamble, Section 1.4; Section 9.2(g))
7	Noncompete Agreements	(Section 9.2(h))
8.	Employment Agreement	(Section 9.2(i))

APPENDIX B

GEORGIA DISSENTERS' RIGHTS STATUTE

14-2-1301.    Definitions.

        As used in this article, the term:

        (1)   "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

        (2)   "Corporate action" means the transaction or other action by the corporation that creates dissenters' rights under Code Section 14-2-1302.

        (3)   "Corporation" means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

        (4)   "Dissenter" means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

        (5)   "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

        (6)   "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

        (7)   "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

        (8)   "Shareholder" means the record shareholder or the beneficial shareholder.

14-2-1302.    Right to dissent.

        (a)   A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

          (1)   Consummation of a plan of merger to which the corporation is a party:

            (A)  If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger, unless:

                (i)  The corporation is merging into a subsidiary corporation pursuant to Code Section 14-2-1104;

               (ii)  Each shareholder of the corporation whose shares were outstanding immediately prior to the effective time of the merger shall receive a like number of shares of the surviving corporation, with designations, preferences, limitations, and relative rights identical to those previously held by each shareholder; and

              (iii)  The number and kind of shares of the surviving corporation outstanding immediately following the effective time of the merger, plus the number and kind of shares issuable as a result of the merger and by conversion of securities issued pursuant to the merger, shall not exceed the total number and kind of shares of the corporation authorized by its articles of incorporation immediately prior to the effective time of the merger; or

            (B)  If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

          (2)   Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

          (3)   Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

          (4)   An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

          (5)   Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

        (b)   A shareholder entitled to dissent and obtain payment for his or her shares under this article may not challenge the corporate action creating his or her entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenters' rights.

        (c)   Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

          (1)   In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

          (2)   The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

14-2-1303.    Dissent by nominees and beneficial owners.

        A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

14-2-1320.    Notice of dissenters' rights.

        (a)   If proposed corporate action creating dissenters' rights under Code Section 14-2-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

        (b)   If corporate action creating dissenters' rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.

14-2-1321.    Notice of intent to demand payment.

        (a)   If proposed corporate action creating dissenters' rights under Code Section 14-2-1302 is submitted to a vote at a shareholders' meeting, a record shareholder who wishes to assert dissenters' rights:

          (1)   Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

          (2)   Must not vote his shares in favor of the proposed action.

        (b)   A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article.

14-2-1322.    Dissenters' notice.

        (a)   If proposed corporate action creating dissenters' rights under Code Section 14-2-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

        (b)   The dissenters' notice must be sent no later than ten days after the corporate action was taken and must:

          (1)   State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (2)   Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (3)   Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

          (4)   Be accompanied by a copy of this article.

14-2-1323.    Duty to demand payment.

        (a)   A record shareholder sent a dissenters' notice described in Code Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

        (b)   A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

        (c)   A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.

14-2-1324.    Share restrictions.

        (a)   The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

        (b)   The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

14-2-1325.    Offer of payment.

        (a)   Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

        (b)   The offer of payment must be accompanied by:

          (1)   The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

          (2)   A statement of the corporation's estimate of the fair value of the shares;

          (3)   An explanation of how the interest was calculated;

          (4)   A statement of the dissenter's right to demand payment under Code Section 14 2 1327; and

          (5)   A copy of this article.

        (c)   If the shareholder accepts the corporation's offer by written notice to the corporation within 30 days after the corporation's offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

14-2-1326.    Failure to take action.

        (a)   If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

        (b)   If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Code Section 14-2-1322 and repeat the payment demand procedure.

14-2-1327.    Procedure if shareholder dissatisfied with payment or offer.

        (a)   A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

          (1)   The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

          (2)   The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

        (b)   A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation's offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

        (c)   If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

          (1)   The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

          (2)   The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.

14-2-1330.    Court action.

        (a)   If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

        (b)   The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation's registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

        (c)   The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or statutory overnight delivery or by publication, or in any other manner permitted by law.

        (d)   The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the "Georgia Civil Practice Act," applies to any proceeding with respect to dissenters' rights under this chapter.

        (e)   Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.

14-2-1331.    Court costs and counsel fees.

        (a)   The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

        (b)   The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

          (1)   Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

          (2)   Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

        (c)   If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

14-2-1332.    Limitation of actions.

        No action by any dissenter to enforce dissenters' rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

        The Articles of Incorporation of GB&T, as amended, provide that GB&T may indemnify or obligate itself to indemnify its officers and directors for their actions to the maximum extent permitted under the Georgia Business Corporation Code. Article Nine of GB&T's bylaws provides that GB&T may indemnify or reimburse any person for reasonable expenses actually incurred in connection with any action, suit, or proceeding, whether civil or criminal, to which such person is made a party by reason of his or her position as a director, trustee, officer, employee, or agent of GB&T, or by reason of such person serving, at the request of GB&T, as a director, trustee, officer, employee, or agent of another firm, corporation, trust, or other organization or enterprise. However, GB&T will not indemnify any such person in relation to any matter as to which he or she is adjudged guilty or liable of gross negligence, willful misconduct or criminal acts in the performance of his or her duties to GB&T, or to any firm, corporation, trust, or other organization or enterprise with which such person was engaged at the request of GB&T. In addition, GB&T will not indemnify any such person with respect to any matter that has been the subject of a compromise settlement, unless indemnification is approved by: (a) a court of competent jurisdiction; (b) the holders of a majority of the outstanding shares of capital stock of GB&T; or (c) a majority of disinterested directors then in office.

        Article Nine of GB&T's bylaws further authorizes GB&T, upon approval by GB&T's board of directors, to pay expenses in advance of final disposition of any action, suit or proceeding involving a director, trustee, officer, employee, or agent if such person submits an undertaking to GB&T that he or she will repay such amount unless it is ultimately determined that he or she was entitled to such amount under Article Nine.

        As provided under Georgia law, the liability of a director may not be eliminated or limited (a) for any appropriation, in violation of his duties, of any business opportunity of GB&T, (b) for acts or omissions which involve intentional misconduct or a knowing violation of law, (c) for unlawful corporate distributions or (d) for any transaction from which the director received an improper benefit.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons under to the provisions set forth above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

        GB&T's directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to certain limitations.

Item 21.    Exhibits and Financial Statement Schedules.

(a)
Exhibits.

Exhibit		Description of Exhibit
2.1	—	Agreement and Plan of Reorganization by and between GB&T Bancshares, Inc. and FNBG Bancshares, Inc., dated as of October 1, 2004 (included as Appendix A).
3.1	—	Articles of Incorporation of GB&T, dated August 14, 1997 (incorporated herein by reference from GB&T's Registration Statement on Form S-3, filed on September 24, 1998).
3.2	—	Articles of Amendment of GB&T, dated July 8, 1998 (incorporated herein by reference from GB&T's Registration Statement on Form S-3, filed on September 24, 1998).

3.3	—	Articles of Amendment of GB&T, dated effective June 30, 2002 (incorporated herein by reference from GB&T's Registration Statement on Form S-4, filed on September 12, 2002).
3.4	—	Articles of Amendment of GB&T, effective October 15, 2004 (incorporated by reference from GB&T's Current Report on Form 8-K, filed on October 21, 2004).
3.5	—	Bylaws of GB&T, as amended (incorporated herein by reference from GB&T's Registration Statement on Form S-3, filed on September 24, 1998).
4.1	—	See Exhibits 3.1 through 3.4 for provisions of Articles of Incorporation and Bylaws, as amended, which define the rights of the Shareholders.
4.2	—	Form of certificate for GB&T Common Stock (incorporated by reference from GB&T's Registration Statement on Form S-3, filed on September 24, 1998).
5	—	Opinion and Consent of Hulsey, Oliver & Mahar, LLP.*
8	—	Opinion and Consent of Hulsey, Oliver & Mahar, LLP as to the federal income tax consequences of the merger.*
10.1	—	Dividend Reinvestment and Share Purchase Plan of GB&T (incorporated herein by reference from GB&T's Registration Statement on Form S-3, filed on September 24, 1998).
10.2	—
Agreement and Plan of Reorganization, dated as of October 14, 1999, by and between GB&T Bancshares, Inc. and UB&T Financial Services Corporation (incorporated herein by reference from GB&T's Registration Statement on Form S-4, filed on December 20, 1999).
10.3	—
Agreement and Plan of Reorganization by and between GB&T Bancshares, Inc. and Community Trust Financial Services Corporation, dated as of March 16, 2001 (incorporated herein by reference from GB&T's Registration Statement on Form S-4, filed on April 25, 2001).
10.4	—
Agreement and Plan of Reorganization by and between GB&T Bancshares, Inc. and HomeTown Bank of Villa Rica, dated as of June 13, 2002 (incorporated herein by reference from GB&T's Registration Statement on Form S-4, filed on September 12, 2002).
10.5	—
Agreement and Plan of Reorganization by and between GB&T Bancshares, Inc. and Baldwin Bancshares, Inc. dated as of April 28, 2003 (incorporated herein by reference from GB&T's Registration Statement on Form S-4, filed on June 25, 2003).
10.6	—
Agreement and Plan of Reorganization by and between GB&T Bancshares, Inc. and Southern Heritage Bancorp, Inc., dated as of January 26, 2004 (incorporated herein by reference from GB&T's Registration Statement on Form S-4, filed on April 23, 2004 (File No. 333-114750)).
10.7	—
Agreement and Plan of Reorganization by and between GB&T Bancshares, Inc. and Lumpkin County Bank dated as of February 11, 2004 (incorporated herein by reference from GB&T's Registration Statement on Form S-4, filed on April 23, 2004 (File No. 333-114805)).
10.8	—	Employment Agreement, by and between GB&T and Richard A. Hunt, dated as of December 30, 2002 (incorporated herein by reference from GB&T's Form 10-K, filed on March 31, 2003).
10.9	—	Employment Agreement, by and between GB&T and Gregory L. Hamby, dated as of December 30, 2002 (incorporated herein by reference from GB&T's Form 10-K, filed on March 31, 2003).
10.10	—	GB&T Bancshares, Inc. Stock Option Plan of 1997 (incorporated herein by reference from GB&T's Form 10-K, filed on March 31, 2003).
21	—	Subsidiaries of GB&T (incorporated herein by reference from GB&T's Form 10-K, filed on March 15, 2004).

23.1	—	Consent of Mauldin & Jenkins, L.L.C.
23.2	—	Consent of Hulsey Oliver & Mahar, LLP.
24	—	Power of Attorney (included on the Signature Page to the Registration Statement).*
99	—	Form of Proxy.

*
Previously Filed.

(b)
Financial Statement Schedules.

        No financial statements schedules are required to be filed as part of this Registration Statement.

Item 22.    Undertakings

        (a)   The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        (b)   The undersigned registrant hereby undertakes that every prospectus (i) that is filed pursuant to paragraph (a) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

        (d)   The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (e)   The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, GB&T Bancshares, Inc. has duly caused this Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gainesville, State of Georgia, on January 25, 2005.

GB&T BANCSHARES, INC.
By:	/s/ RICHARD A. HUNT Richard A. Hunt President

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ RICHARD A. HUNT Richard A. Hunt	President and Director (Principal Executive Officer)	January 25, 2005
/s/ GREGORY L. HAMBY Gregory L. Hamby	Chief Financial Officer (Principal Financial and Accounting Officer)	January 25, 2005
* Philip A. Wilheit	Chairman and Director
* Samuel L. Oliver	Vice Chairman and Director
* Alan A. Wayne	Secretary and Director
* Larry B. Boggs	Director
[Signatures continued on next page]

[Signatures continued from previous page]
* Lowell S. (Casey) Cagle	Director
* Dr. John W. Darden	Director
* William A. Foster, III	Director
* Bennie E. Hewett	Director
* James L. Lester	Director
* T. Alan Maxwell	Director
* James H. Moore	Director
*By:	/s/ GREGORY L. HAMBY Gregory L. Hamby Attorney-in-Fact	January 25, 2005

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PROPOSED MERGER OF GB&T BANCSHARES, INC. AND FNBG BANCSHARES, INC.
TABLE OF CONTENTS
QUESTIONS AND ANSWERS ABOUT THE MERGER
SUMMARY OF TERMS OF THE MERGER
SUMMARY CONSOLIDATED FINANCIAL INFORMATION OF GB&T BANCSHARES, INC.
RISK FACTORS RELATING TO THE MERGER
A WARNING ABOUT FORWARD-LOOKING STATEMENTS
DETAILS OF THE PROPOSED MERGER
INFORMATION ABOUT GB&T
INFORMATION ABOUT FNBG BANCSHARES, INC.
INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON
SUPERVISION AND REGULATION
LEGAL MATTERS
EXPERTS
OTHER MATTERS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
APPENDIX A AGREEMENT AND PLAN OF REORGANIZATION
PREAMBLE
ARTICLE I TRANSACTIONS AND TERMS OF MERGER
ARTICLE II TERMS OF MERGER
ARTICLE III MANNER OF CONVERTING SHARES
ARTICLE IV EXCHANGE OF SHARES
ARTICLE V REPRESENTATIONS AND WARRANTIES OF FNBG
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF GB&T
ARTICLE VII CONDUCT OF BUSINESS PENDING CONSUMMATION
ARTICLE VIII ADDITIONAL AGREEMENTS
ARTICLE IX CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE
ARTICLE X TERMINATION
ARTICLE XI MISCELLANEOUS
GB&T/FNBG Merger Agreement
APPENDIX B GEORGIA DISSENTERS' RIGHTS STATUTE
PART II. INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES